Exhibit 10.4
Execution Version

CARRIED INTEREST PARTICIPATION AGREEMENT
BY AND AMONG

COLONY DCP (CI) BERMUDA, LP,

COLONY DCP (CI) GP, LLC

COLONY CAPITAL OPERATING COMPANY, LLC,

COLONY CAPITAL, INC.

W-CATALINA (C) LLC

AND

W-CATALINA (S) LLC

July 17, 2020

22032563
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22032563

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Section 9.	Transfers; Assignment	29
(a)	Transfers by the Wafra Participation Buyer	29
(b)	Conditions to Transfers	31
(c)	Right of First Offer	31
(d)	Transfers by the Company	32
Section 10.	Tag-Along Rights	33
(a)	Tag-Along Sale	33
(b)	Expenses	34
Section 11.	Drag-Along Rights	34
(a)	Drag-Along Sale	34
(b)	Wafra Dragged Interests	35
Section 12.	Other Tag and Drag Provisions	35
(a)	Accelerated Change of Control Transaction	35
(b)	Additional Conditions to Tag-Along Sales and Drag-Along Sales	36
(c)	Consideration	36
Section 13.	SPE Investor	38
Section 14.	Registration Rights	38
Section 15.	Preemptive Rights	39
(a)	Generally	39
(b)	Dilution	39
(c)	Preemptive Rights on New Issuances	40
(d)	Anti-Dilution Protection	41
Section 16.	New Colony Party	42
Section 17.	Confidentiality	42
Section 18.	Indemnification	42
(a)	Indemnification by the Digital Colony Funds	42
(b)	Indemnification by the Company	42
(c)	Other Rights	43
(d)	Insurance	43
(e)	Benefit	43
(f)	Amendment	43
(g)	Application	43
Section 19.	Term; Termination	44
(a)	Term	44
(b)	Termination	44
Section 20.	Miscellaneous	44
(a)	Severability	44
(b)	Governing Law	44
(c)	Dispute Resolution	44
(d)	Specific Performance	45
(e)	Notices	45
(f)	Amendments; Waiver	46
(g)	Third Party Beneficiaries	46

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(h)	Counterparts	46
(i)	Entire Agreement; Amendments; Further Assurances	46
(j)	Tax Treatment	47
(k)	Headings	48
(l)	Expenses	48
(m)	No Recourse	48
(n)	Assignment	48

Annex A		A-1
Exhibit A - Registration Rights

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CARRIED INTEREST PARTICIPATION AGREEMENT
This Carried Interest Participation Agreement (this “Agreement”) is made as of July 17, 2020 (hereinafter referred to as the “Effective Date”), among Colony DCP (CI) Bermuda, LP, a Bermuda limited partnership (the “Company”), Colony DCP (CI) GP, LLC, a Delaware limited liability company and the general partner of the Company (the “GP”), Colony Capital Operating Company, LLC, a Delaware limited liability company (“CCOC”), solely for purposes of Section 5 (Carried Interest Structure) and Section 8(b) (Payment of Redemption Amount), Colony Capital, Inc. (“Colony Capital” and together with GP and CCOC, each, a “Colony Party”) and W-Catalina (C) LLC, a Bermuda limited liability company (together with its successors and permitted assigns, the “Wafra Participation Buyer”), and W-Catalina (S) LLC, a Delaware limited liability company, in its capacity as the Wafra Representative (each, a “Party” and collectively, the “Parties”).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Wafra Participation Buyer, CCOC and, solely for the limited purposes set forth therein, Colony Capital, have entered into that certain Carry Investment Agreement, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Carry Investment Agreement”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, W‑Catalina (S) LLC, CCOC and, solely for the limited purposes set forth therein, Colony Capital have entered into that certain Investment Agreement (as amended, restated, modified or supplemented from time to time, the “Investment Agreement”);
WHEREAS, capitalized terms used but not defined herein shall have the meanings given to them in that certain Investment Agreement;
WHEREAS, pursuant to the Carry Investment Agreement, CCOC shall cause CFI RE Holdco, LLC, a direct subsidiary of CCOC and the sole limited partner of the Company (“CFI RE Holdco”) to sell, transfer and assign to the Wafra Participation Buyer, and the Wafra Participation Buyer shall purchase from CFI RE Holdco, at the Closing, the right to receive payment from the Company in an amount equal to the applicable Specified Percentage of Carried Interest (as defined below) in exchange for the consideration payable at the Closing and as otherwise set forth therein;
WHEREAS, Colony Capital has undertaken the Restructuring, through which the Company owns an interest in each Digital Colony Company that is entitled to any Carried Interest (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, W-Catalina (SP) LLC, DCMH and Colony DCP Investor, LLC are entering into the Fund I Specified Investment Purchase Agreement, dated as of the date hereof;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Wafra Management Subscriber, the Wafra Participation Buyer, Colony Capital, the Company and

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DCMH are entering into that certain side letter related to Specified Investments and Warehouse Investments, dated as of the date hereof (the “Specified / Warehouse Investment Side Letter”); and
WHEREAS, in connection with the transactions contemplated by the Investment Agreement, the Company, the GP, CCOC and the Wafra Participation Buyer wish to enter into an agreement setting forth certain rights and obligations of the Company, GP, CCOC and the Wafra Participation Buyer.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.Definitions; Interpretation.
(a)    Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Investment Agreement. In addition, the following terms when used in this Agreement shall have the following definitions:
“Accelerated Change of Control Transaction” has the meaning set forth in Section 12(a)(i).
“Acceptance Notice” has the meaning set forth in Section 9(c)(ii).
“Affiliate” has the meaning set forth in the Carry Investment Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” has the meaning set forth in the Carry Investment Agreement, except that for purposes of this Agreement, such term shall be deemed to exclude this Agreement.
“A&R DCMH Agreement” has the meaning set forth in the Carry Investment Agreement.
“Bankruptcy Law” means Title 11 of the United States Code, as amended, and any similar federal, state, or foreign law for the relief of debtors.
“Business Day” has the meaning set forth in the Carry Investment Agreement.
“Carried Interest” means any gross carried interest, incentive allocations, promote interests and similar performance based profits interests (and including any tax distributions thereon or with respect thereto), in each case paid or allocated, as applicable, by any Digital Colony Fund, including, with respect to Fund I, all amounts distributed as “Carried Interest” under and as defined in the Fund I limited partnership agreement (collectively, “Gross Carried Interest”), net of (i) any reasonable, documented and out-of-pocket costs or expenses directly related or reasonably allocable (in the good faith judgment of the applicable Digital Colony Company) to such Gross Carried Interest (i.e., the costs of forming and maintaining the relevant entities, including legal, accounting

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and tax costs, which are expected to be borne by such entities; provided, that such costs and expenses described above shall not include any allocation of personnel/staff time; and provided, further, that, for the avoidance of doubt, any such costs and expenses shall be adjusted or deducted prior to any distribution of Carried Interest being made such that the costs and expenses are deducted pro rata from all such Persons that received such distribution), and (ii) any allocation of Gross Carried Interest to current or former Digital Colony Personnel or current or former personnel of the Colony Capital Group. For the avoidance of doubt, Carried Interest does not include any fees, distributions, payments, allocations or other income attributable to the Excluded Assets and the activities related to the Excluded Assets, except to the extent of investment vehicles that have a nexus to Excluded Assets as described in Exhibit A to the Carry Investment Agreement.
“Carry Investment Agreement” has the meaning set forth in the Recitals.
“Cause” as to any Person, has the meaning set forth in the employment agreement with Colony Capital applicable to the relevant Person as of the date hereof.
“CCOC” has the meaning set forth in the Preamble.
“CFI RE Holdco” has the meaning set forth in the Recitals.
“CFIUS Approval” has the meaning set forth in the Investment Agreement.
“CFIUS Redemption Right” means that any review or investigation by CFIUS of the Contemplated Transactions shall have been concluded, and either (i) CFIUS has issued a written notice to the parties that it has concluded all action under the DPA and has determined that there are no unresolved issues of national security with respect to the Contemplated Transactions, or (ii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the Contemplated Transactions, or the time permitted by Law for such action shall have lapsed, in either case, permitting the Contemplated Transactions, including the Conversion.
“Closing” has the meaning set forth in the Carry Investment Agreement.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time (or any corresponding provision of succeeding law).
“Contemplated Transactions” has the meaning set forth in the Carry Investment Agreement.
“Colony Capital” has the meaning set forth in the Preamble.
“Colony Capital Bankruptcy” means (1) any case commenced by Colony Capital or CCOC under any Bankruptcy Law for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Colony Capital or CCOC, any receivership or assignment for the benefit of creditors of Colony Capital or CCOC or any similar case or proceeding relative to Colony Capital or CCOC or any involuntary case for such matters if (A) Colony Capital or CCOC

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consents to such case, (B) the petition commencing such case is not timely controverted, (C) the petition commencing such case is not dismissed within 30 days of its filing or (D) an order for relief is issued or entered therein; (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to Colony Capital or CCOC, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (3) any other proceeding of any type or nature in which substantially all claims of creditors of Colony Capital or CCOC are determined and any payment or distribution is or may be made on account of such claims.
“Colony Capital Group” has the meaning set forth in the Carry Investment Agreement.
“Colony Change of Control” means (a) any “person” or “group” as such terms are used in Section 13(d) of the Exchange Act acquiring directly or indirectly, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act), of (i) at least fifty percent (50%) of all classes of outstanding voting equity interests of Colony Capital or CCOC or (ii) outstanding equity interests entitled to receive at least fifty percent (50%) of the proceeds in the event of a merger, acquisition, or sale of 90% or more of the assets of Colony Capital or CCOC, (b) a sale of 90% or more of the assets of Colony Capital or CCOC, (c) individuals who, as of the Closing Date, constitute the board of directors of Colony Capital (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Closing Date whose election, or nomination for election, by Colony Capital’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of Colony Capital, or (d) any “person” or “group” as such terms are used in Section 13(d) of the Exchange Act acquiring or being granted directly or indirectly, the power to appoint a majority of the members of the board of directors (or equivalent governing body) of Colony Capital or CCOC or to otherwise direct the management or policies of Colony Capital or CCOC by contract.
“Colony Party” has the meaning set forth in the Preamble.
“Company” has the meaning set forth in the Preamble.
“Confidential Information” means specific information with respect to the process of negotiating this Agreement, information about the Digital Colony Business, any other Party or any of such Party’s Affiliates obtained or received by any Party as a result of or in connection with the Contemplated Transactions.
“Contract” has the meaning set forth in the Carry Investment Agreement.
“Control” has the meaning set forth in the Carry Investment Agreement.
“Convertible Preferred Interest” has the meaning set forth in the Carry Investment Agreement.

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“DCMH” means Digital Colony Management Holdings, LLC.
“DCMH Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of the date hereof, among the Wafra Management Subscriber, DCMH, Colony Capital Digital Holdco, LLC, Colony Capital Investment Holdco, LLC, Colony Capital, the Wafra Management Subscriber in its capacity as the “Initial Wafra Representative,” and the other parties signatory thereto.
“Deferred Redemption” has the meaning set forth in Section 8 (Redemption Rights).
“Digital Colony Business” has the meaning set forth in the Carry Investment Agreement.
“Digital Colony Companies” has the meaning set forth in the Carry Investment Agreement.
“Digital Colony Consent” means the prior written consent of the Digital Colony Representative may be obtained by any Wafra Entity hereunder from the Digital Colony Representative on behalf of CCOC, Colony Capital or the Company or any of its Subsidiaries, and, unless otherwise provided herein, any such consent or approval may be withheld, and any other decision or determination to be made by the Digital Colony Representative (or any Digital Colony Company) hereunder may be made, in the sole discretion of such Digital Colony Representative (or any such Digital Colony Company), as applicable.
“Digital Colony Fund” has the meaning set forth in the Carry Investment Agreement.
“Digital Colony Indemnitee” has the meaning set forth in the Carry Investment Agreement.
“Digital Colony Personnel” has the meaning set forth in the Carry Investment Agreement.
“Digital Colony Representative” means CCOC or such other Digital Colony Company as may be designated from time to time by the Digital Colony Representative, with prior written notice to the Wafra Representative.
“Disabling Event” has the meaning set forth in Section 2(d)(i).
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 802.
“Drag-Along Notice” has the meaning set forth in Section 11(a).
“Drag-Along Sale” has the meaning set forth in Section 11(a).
“Drag-Along Sellers” has the meaning set forth in Section 11(a).

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“Election Period” has the meaning set forth in Section 15(c)(iii).
“Entity” has the meaning set forth in the Carry Investment Agreement.
“Excluded Assets” has the meaning set forth in the Carry Investment Agreement.
“Fee Reduction Arrangement” means an arrangement under which the management fees or similar amounts payable by a Digital Colony Fund or investors therein, as applicable, are reduced and the Person that participates in such reduction with respect to such Digital Colony Fund receives a corresponding interest in the Digital Colony Fund’s profits, including any arrangement in which the cash capital contribution obligations of the Person with respect to such Digital Colony Fund are correspondingly satisfied by a deemed capital contribution that is not funded in cash.
“Fiscal Year” means a fiscal year of the applicable Digital Colony Fund or the Company or any of its Subsidiaries.
“Fund I” means Digital Colony Partners I, L.P.
“GAAP” has the meaning set forth in the Carry Investment Agreement.
“Good Reason” as to any Person, has the meaning set forth in the employment agreement with Colony Capital applicable to the relevant Person as of the date hereof.
“Governmental Authority” has the meaning set forth in the Carry Investment Agreement.
“GP” has the meaning set forth in the Preamble.
“Gross Carried Interest” has the meaning set forth in the definition of “Carried Interest”.
“Hurdle Amount” means $23,269,000.
“Identified Sponsor Commitment” has the meaning set forth in the Carry Investment Agreement.
“Indemnitee” shall mean the Wafra Participation Buyers, WINC and each of their respective Affiliates (including, for the avoidance of doubt, W-Catalina (S) LLC) (without giving effect to the second proviso of the definition of Affiliates for purposes of this definition), together with each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (each in their capacity as such).
“Indemnification Arrangement” has the meaning set forth in Section 18(a).
“Independent Appraiser” means a nationally recognized independent appraiser.
“Intellectual Property” has the meaning set forth in the Carry Investment Agreement.

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“Investment Agreement” has the meaning set forth in the Recitals.
“IPO” means an initial public offering of equity securities registered under the Securities Act or under any U.S. or non-U.S. securities Law.
“Issue Notice” has the meaning set forth in Section 15(c)(ii).
“Issue Price” has the meaning set forth in Section 15(c)(ii).
“Joint Venture Carry Entity” means any Subsidiary of the Company formed with one or more Third-Party Purchasers for purposes of effecting a bona fide joint venture in accordance with the terms of this Agreement (including Section 7(a)(viii)) and the other Ancillary Agreements that is not directly or indirectly wholly owned by the Company and that receives Carried Interest.
“Law” has the meaning set forth in the Carry Investment Agreement.
“Losses” means all liabilities, obligations, claims, Taxes, losses, penalties, actual damages (including, for the avoidance of doubt, diminution in value), consequential damages (to the extent reasonably foreseeable), costs, charges, interest, settlement payments, awards, judgments, fines, assessments, deficiencies and expenses (including all reasonable attorneys’ fees and out-of-pocket disbursements).
“Management Incentive Plan” means a management incentive plan providing for cash and/or equity based incentives to Digital Colony Personnel that is approved in writing by the Wafra Representative.
“Managing Director” has the meaning set forth in the Carry Investment Agreement.
“Minimum Return Threshold” has the meaning set forth in Section 12(c)(iii).
“NASDAQ” means the Nasdaq stock market.
“New Company Interests” means any debt, equity or equity-like interest, contractual right or participation right in a Digital Colony Company (including any right to receive Carried Interest), or securities, rights or interests of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable for any such Ownership Interests; provided, that such sales or issuances are either permitted under this Agreement or approved by the Wafra Representative as required pursuant to this Agreement; and provided, further, that the term “New Company Interests” does not include (x) bank loans, revolving credit facilities, letters of credit or other customary commercial banking arrangements or (y) securities or contractual rights to receive Carried Interests issued or granted (i) pursuant to any dividend, split, combination, internal reorganization or other reclassification by the Company or any of its Subsidiaries of securities or contractual rights granting any right to receive Carried Interest, treating each class or series of outstanding securities or contractual rights to receive Carried Interest equally; (ii) by one Subsidiary of the Company that is wholly owned (directly or indirectly) by a Subsidiary of the Company to such Subsidiary of the Company that wholly owns (directly or indirectly) the issuing Subsidiary of the Company; (iii) pursuant to the Management Incentive Plan (but only to the extent contemplated by Schedule

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3.4(c) of the DCMH Investor Rights Agreement); (iv) pursuant to an IPO by the Company or any of its Subsidiaries (or successor corporations thereto) or other entity formed for the purposes of an IPO of the Digital Colony Business, subject to compliance with Section 14.
“Non-Aggregated Information” has the meaning set forth in Section 9(a)(ii).
“NYSE” means the New York Stock Exchange.
“OFAC” means the U.S. Department of Treasury Office of Foreign Asset Control.
“Offered Interests” has the meaning set forth in Section 9(c)(i).
“Offer Notice” has the meaning set forth in Section 9)(c)(i).
“Offered Party” has the meaning set forth in Section 9(c).
“Offering Wafra Participation Buyer” has the meaning set forth in Section 9(c).
“Organizational Documents” has the meaning set forth in the Carry Investment Agreement.
“Ownership Interests” means any economic interests (including any contractual right or equity interest with respect thereto) in the Company and its Subsidiaries, including the right to receive Carried Interest.
“Participation Rights Consideration Amount” shall have the meaning set forth in the Carry Investment Agreement.
“Partnership Agreement” means that certain Limited Partnership Agreement of the Company dated as of July 7, 2020.
“Party” has the meaning set forth in the Preamble.
“Permits” has the meaning set forth in the Carry Investment Agreement.
“Permitted Transfer” means, with respect to Transfers of Ownership Interests, any Transfer of Ownership Interests by Colony Capital or any of its Controlled Affiliates to Colony Capital or another Person that is then a Controlled Affiliate of Colony Capital (which Person, for this purpose, shall not include any natural Person or any Related Persons of a natural Person); provided, that any such Person agrees to Transfer such Ownership Interest back to the applicable Transferor to the extent such Person is no longer a Controlled Affiliate of Colony Capital in the future.
“Person” has the meaning set forth in the Carry Investment Agreement.
“Portfolio Company” has the meaning set forth in the Carry Investment Agreement.

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“Portfolio Sale” means a sale of the Wafra Entities’ interests in at least four (4) asset managers with the purchase price paid with respect to the Wafra Entities’ Ownership Interests comprising no more than 24.9% of the total purchase price (as determined on a fair market value basis) of the interests being sold, including such Ownership Interests.
“Proceeding” has the meaning set forth in Section 18(b).
“Pro rata Portion” has the meaning set forth in Section 15(c)(iii).
“Purchaser” has the meaning set forth in Section 10(a).
“Purchaser Side Letter” has the meaning set forth in the Investment Agreement.
“Redemption Amount” has the meaning set forth in Section 8 (Redemption Rights).
“Redemption Date” has the meaning set forth in Section 8 (Redemption Rights).
“Redemption Event” means the occurrence, prior to the earlier of (a) the termination of the investment period of Digital Colony Fund II with a minimum size of $5,000,000,000 (such termination other than on account of one of the following events) and (b) the fifth (5th) anniversary of the Closing Date, of any of the following events:

(a)
at any time prior to the closing of $2.0 billion of aggregate third-party commitments (in addition to any commitments by any direct or indirect equityholder of Wafra) to Digital Colony Fund II, other than as a result of death or Disability:

i.
Marc Ganzi ceases to (x) be actively involved in the activities of the Digital Colony Companies, (y) to devote substantially all of his business time and attention to Colony Capital and the Digital Colony Business in the aggregate, or (z) to be a member of the investment committee of Digital Colony Fund I or Digital Colony Fund II to the extent Digital Colony Fund II has had a bona fide first closing on third-party commitments; and

ii.
Ben Jenkins ceases to (w) devote a substantial majority of his business time and attention to matters related to the business and affairs of the Digital Colony Companies, (x) devote substantially all of his business time and attention to Colony Capital and the Digital Colony Companies in the aggregate, (y) maintain an active role with the Digital Colony Companies consistent in all material respects with the role Ben Jenkins performs today, or (z) to be a member of the investment committee Digital Colony Fund I or Digital Colony Fund II to the extent Digital Colony Fund II has had a bona fide first closing on third-party commitments;

(b)
any event, fact or circumstance that constitutes “Cause” occurs under Fund I limited partnership agreement (as such term is defined therein) prior to the bona fide first closing on third-party commitments of Digital Colony Fund II and thereafter under

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the limited partnership agreement of Digital Colony Fund II and the general partner of such Digital Colony Fund is removed for “Cause” pursuant to such limited partnership agreement; or

(c)
a “Key Person Event” occurs pursuant to the limited partnership agreement of Digital Colony Partners, L.P. (as such term is defined therein) prior to the bona fide first closing on third-party commitments of Digital Colony Fund II and thereafter pursuant to the limited partnership agreement of Digital Colony Fund II (as such term or comparable definition is defined therein) in which (A) both Marc Ganzi and Ben Jenkins cease to satisfy the Required Involvement (as defined in the applicable limited partnership agreement) as a result of the termination of employment without Cause or the departure for Good Reason of both Marc Ganzi and Ben Jenkins (unless cured or waived by such Digital Colony Fund), (B) (1) either Marc Ganzi or Ben Jenkins ceases to satisfy the Required Involvement (as defined in the applicable limited partnership agreement) as a result of the termination of employment without Cause of Marc Ganzi or Ben Jenkins (as applicable) or the departure of Marc Ganzi or Ben Jenkins (as applicable) for Good Reason and (2) prior to the bona fide first closing on third-party commitments of Digital Colony Fund II, more than two (2) of the DCF Key Executives (as defined in the limited partnership agreement of Digital Colony Fund II), or thereafter, a majority of the DCF Key Executives (as defined in the limited partnership agreement of Digital Colony Fund II), cease to satisfy the Required Involvement (unless cured or waived by such Digital Colony Fund), or (C) the Colony Capital Group (including the Digital Colony Companies) and current and former employees of any such entities cease in the aggregate to own at least 50% of the Carried Interest or control at least a majority of the voting interest in the general partner entity of such Digital Colony Fund.

“Redemption Notice” has the meaning set forth in Section 8 (Redemption Rights).
“Redemption Right” has the meaning set forth in Section 8 (Redemption Rights).
“Reduction Amount” means the amount of Carried Interest not paid to the Wafra Participation Buyer pursuant to Section 2(a) due to the Wafra Participation Buyer receiving 31.5% of the Specified Percentage of Carried Interest instead of 100% of the Specified Percentage of Carried Interest.
“Related Party Transaction” means any transaction between any Digital Colony Company on the one hand, and any member of the Colony Capital Group, Managing Director, Successor, Digital Colony Personnel or any Digital Colony Company that is not wholly-owned by another Digital Colony Company, on the other hand.
“Related Person” has the meaning set forth in the Carry Investment Agreement.
“Representative” means such Party’s Affiliates (including, as applicable, any Wafra Entity) and the respective employees, representatives, current and prospective professional advisors, current and prospective service providers and other agents of such Party or its Affiliates

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“Restructuring” has the meaning set forth in the Carry Investment Agreement.
“Sale Notice” has the meaning set forth in Section 9(c)(iii).
“Sale Notice Period” has the meaning set forth in Section 9(c)(iii).
“SDN List” means the OFAC list of Specially Designated Nationals and Blocked Persons.
“SEC” means the Security and Exchange Commission.
“Share Cap” has the meaning set forth in Section 8(a) (Payment of Redemption Amount).
“SPE Investor” has the meaning set forth in Section 13.
“Specified / Warehouse Investment Side Letter” has the meaning set forth in the Recitals.
“Specified Colony Asset Transaction” has the meaning set forth in Section 14.
“Specified Colony Change of Control” means a Colony Change of Control set forth in clause (a) or clause (b) of the definition of “Colony Change of Control.
“Specified Employee” means any Managing Director, Successor, or any other Digital Colony Personnel who is an investment or capital raising professional with the title of “vice president” or a more senior title and who devotes a substantially majority of his or her business time and attention to the Digital Colony Business.
“Specified Investment” has the meaning set forth in the Specified / Warehouse Investment Side Letter.
“Specified Percentage” for the purposes of this Agreement means 31.5%; provided, that in respect of Carried Interest to the extent that more than (i) 85% of Gross Carried Interest with respect to Fund I, or (ii) 60% of Gross Carried Interest with respect to any other Digital Colony Fund, in either case, is allocated to current or former Digital Colony Personnel or current or former personnel of the Colony Capital Group, the Specified Percentage with respect to Carried Interest from such Digital Colony Fund shall be adjusted so that the Wafra Participation Buyer receives an amount of Carried Interest equal to the amount the Wafra Participation Buyer would have received should such thresholds have not been exceeded, unless the Wafra Representative provides written consent otherwise. For the avoidance of doubt, any applicable Specified Percentage shall only be subject to dilution in compliance with Section 15 of this Agreement.
“Spin-Off” means any distribution or dividend by Colony Capital to its shareholders of shares of capital stock of any class or series, or any similar equity interest, of another issuer that is directly or indirectly controlled by Colony Capital.
“Sponsor Commitment” has the meaning set forth in Section 4(a) (Generally).

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“Subsidiary” has the meaning set forth in the Carry Investment Agreement. The Subsidiaries of the Company for purposes of this Agreement shall include the general partner, managing member (or comparable Person) of any Digital Colony Fund.
“Successor” has the meaning set forth in the Carry Investment Agreement.
“Tag-Along Interests” has the meaning set forth in Section 10(a).
“Tag-Along Notice” has the meaning set forth in Section 10(a).
“Tag-Along Sale” has the meaning set forth in Section 10(a).
“Tag-Along Seller” has the meaning set forth in Section 10(a).
“Tax” has the meaning set forth in the Carry Investment Agreement.
“Third-Party Purchaser” means a bona fide third party that is not an Affiliate of any Digital Colony Company, member of the Colony Capital Group, Managing Director or Successor (and any of their Related Persons) and in which no Digital Colony Company, member of the Colony Capital Group, Managing Director or Successor (or any of their Related Persons) owns any direct or indirect equity interest (other than passive equity interests in a public company collectively representing less than 5.0% of the total outstanding equity interests of such public company). “Third-Party Purchaser” shall not include any Digital Colony Personnel, personnel of the Colony Capital Group (and any of their Related Persons) and their respective Transferees.
“Transaction Expenses” has the meaning set forth in Section 13(h) (Transaction Expenses)
“Transfer” means (i) with respect to any right or interest, any direct or indirect sale, exchange, assignment, pledge, hypothecation, transfer, issuance or other disposition (whether by operation of Law or contract, public offering, merger, sale of assets or otherwise), (ii) with respect to any obligation, any direct or indirect assignment or (iii) any agreement to effect any of the foregoing referenced in clauses (i) and (ii). For purposes of this Agreement, no Transfer (a) of any Colony Capital common stock or other securities of Colony Capital publicly traded on any national securities exchange, (b) of any direct or indirect equity interest in any Wafra Entity or CCOC (other than, as to CCOC, to the extent that the Digital Colony Business comprises 90% or more of the assets of CCOC), or (c) in connection with a Spin-Off, shall be deemed to be a Transfer of all or any portion of the Interests. “Transferor”, “Transferee”, “Transferred” and “Transferring” shall have correlative meanings.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
“Unapproved Third Party” means a third party that (a) is a Competitor at the time of any applicable Transfer, (b) would, in the good faith opinion of the Digital Colony Representative, be viewed to bring the Digital Colony Business into disrepute or materially adversely impact the ability of the Digital Colony Business to raise subsequent Digital Colony Funds or conduct one or more of its material businesses or material investment strategies, (c) is insolvent or subject to

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bankruptcy proceedings, (d) is a public or governmental pension plan subject to public disclosure obligations (except to the extent measures intended to limit the public disclosure of Confidential Information in respect of an applicable Transfer are implemented), (e) is a “bad actor” under Rule 506(d) under the Securities Act, other than any such Person that has received, and is in compliance with, a waiver, order, judgment or decree granted under Rule 506(d)(2)(ii) or (iii) of Regulation D or (f) is subject to United States sanctions administered by OFAC or similar laws of another jurisdiction.
“VWAP” has the meaning set forth in the Warrants.
“Wafra Consent” means the prior written consent of the Wafra Representative, which may be obtained by the Company or any of its Subsidiaries hereunder from the Wafra Representative on behalf of any Wafra Participation Buyer or any other Wafra Entity, and, unless otherwise provided herein, any such consent or approval may be withheld, and any other decision or determination to be made by the Wafra Representative (or any Wafra Entity) hereunder may be made, in the sole discretion of such Wafra Representative (or any such Wafra Entity), as applicable
“Wafra Dragged Interests” has the meaning set forth in Section 11(a).
“Wafra Entity” has the meaning set forth in the Carry Investment Agreement.
“Wafra Indemnified Party” means the Wafra Participation Buyer, WINC and each of their respective Affiliates (without giving effect to the second proviso of the definition of Affiliates for the purposes of this definition), together with each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (each in their capacity as such).
“Wafra IPO” means an IPO of any Wafra Entity, which shall include any Wafra Entity formed after the date hereof.
“Wafra Management Subscriber” W-Catalina (S) LLC, a Delaware limited liability company (together with its successors and permitted assigns).
“Wafra Participation Buyer” has the meaning set forth in the Preamble.
“Wafra Representative” has the meaning set forth in the Carry Investment Agreement.
“Warehouse Investment” has the meaning set forth in the Specified / Warehouse Investment Side Letter.
“Warrants” has the meaning set forth in the Carry Investment Agreement.
“WINC” has the meaning set forth in the Carry Investment Agreement.
(b)    Rules of Interpretation. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this

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Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders. The words “hereof,” “herein,” “hereby” and terms of similar import shall refer to this entire Agreement. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.
Section 2.    Revenue Share; Payment.
(a)    Revenue Share. Subject to Section 3 (Clawbacks; Givebacks) below, the Company shall, as promptly as is reasonably practicable (and in any event within twenty (20) days) following realization of Carried Interest, (i) from the date hereof until the fourth anniversary hereof, pay to the Wafra Participation Buyer an amount equal to the Specified Percentage of such Carried Interest, in each case at the same time as any other distributions or payments of Carried Interest are made by any Digital Colony Company to any member of the Colony Capital Group, (ii) immediately following the fourth anniversary hereof, until such time that the Reduction Amount is equal to or in excess of the Hurdle Amount, pay the Wafra Participation Buyer 31.5% of the Specified Percentage of such Carried Interest, in each case at the same time as any other distributions or payments of Carried Interest are made by any Digital Colony Company to any member of the Colony Capital Group and (iii) thereafter pay to the Wafra Participation Buyer an amount equal to the Specified Percentage of Carried Interest, in each case at the same time as any other distributions or payments of Carried Interest are made by any Digital Colony Company to any member of the Colony Capital Group. For the avoidance of doubt, Carried Interest shall exclude the Excluded Assets, except to the extent of investment vehicles that have a nexus to Excluded Assets as described in Exhibit A to the Carry Investment Agreement.
(b)    Payment. Payments under this Agreement shall be made by wire transfer of immediately available funds to such account(s) designated in writing by the Wafra Participation Buyer.
(c)    Realization Events. Notwithstanding anything to the contrary in this Agreement, the Wafra Participation Buyer shall be entitled to the Specified Percentage of Carried Interest in respect of any dispositions of investments made through any Digital Colony Fund only if such dispositions close on or after June 30, 2020.
(d)    Default. Notwithstanding anything to the contrary in this Agreement:

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(i)    if (x) the entity designated by the Wafra Representative pursuant to Section 4 (Sponsor Commitments) violates its obligations hereunder to make a Sponsor Commitment or Identified Sponsor Commitment to any Digital Colony Fund pursuant to Section 4 (Sponsor Commitments), (y) the Wafra Participation Buyer defaults in making any capital contribution to any Digital Colony Fund which is not cured in accordance with the terms of the Fund Documentation of such Digital Colony Fund, or (z) the Wafra Participation Buyer withdraws from any Digital Colony Fund other than in accordance with the terms and conditions of the underlying Fund Documentation of such Digital Colony Fund (including, with respect to the Fund I limited partnership agreement, obtaining the prior written consent of the general partner of Fund I) (each of the events described in clauses (x), (y) and (z) being a “Disabling Event”), the Wafra Participation Buyer shall have no right to receive any payments under Section 2(a) (Revenue Share) above with respect to any portion of Carried Interest attributable to such Digital Colony Fund (other than with respect to previously made payments of Carried Interest, if applicable); and
(ii)    if a Disabling Event described in clause (x) of Section 2(d)(i) occurs with respect to three Sponsor Commitments to a material Digital Colony Fund other than due to Tax, legal, regulatory or other compliance reasons, the Wafra Participation Buyer shall no longer have the right to receive the Specified Percentage of Carried Interest with respect to any other Digital Colony Funds.
(e)    Exclusion/Excuse. For the avoidance of doubt, the Wafra Participation Buyer’s right to receive payment of Carried Interest under Section 2(a) (Revenue Share) above shall not be affected by the Wafra Participation Buyer being excused or excluded from any investment made by any Digital Colony Fund pursuant to the Fund Documentation of the relevant Digital Colony Fund.
Section 3.    Clawbacks; Givebacks.
(a)    General Partner Clawback or Giveback.
(i)    The Wafra Participation Buyer shall contribute its pro rata share of any amounts that are required to be returned to any Digital Colony Fund under the relevant Fund Documentation of such Digital Colony Fund based on its relative participation in the Carried Interest in respect of such Digital Colony Fund in connection with any clawback or giveback obligation of the general partner of that Digital Colony Fund (including, with respect to Fund I, all “Giveback Obligations” under and as defined in the Fund I limited partnership agreement), but only to the extent of any Carried Interest actually received by the Wafra Participation Buyer with such amount actually received and calculated in accordance with the governing agreement of such Digital Colony Fund. Any such Giveback Obligations shall be funded at the same time and on the same terms as the other investors (including other members of the Colony Capital Group) in the applicable Digital Colony Fund; provided, that the Wafra Participation Buyer shall be entitled to cure any payment default pursuant to this Section 3(a)(i) for a period of ten (10) days following written notice of such default from the Digital Colony Representative.
(ii)    Notwithstanding anything to the contrary in Section 2(a) (Revenue Share) above, the Company and its Controlled Affiliates shall be entitled to deduct on a pro rata basis from the aggregate amount of Carried Interest otherwise payable or distributable by the

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Company any amounts determined in good faith by the GP (a) to be reasonably necessary to satisfy a clawback or giveback obligation described under paragraph (i) above, or (b) that the Company reasonably believes are required to be withheld in order to comply with applicable Law; provided, that the Wafra Participation Buyer is treated in the same manner in such respect with the Colony Capital Group.
(b)    Payment of Withheld Amounts. In the event that the Company determines in good faith that any amounts that have been withheld by the Company pursuant to paragraph (a)(ii) above are no longer required to be withheld, the Company shall promptly distribute such amounts, including to the Wafra Participation Buyer in accordance with Section 2 (Revenue Share; Payment) above.
(c)    Partner Clawbacks. The Wafra Participation Buyer shall repay to any Digital Colony Fund as required under the Fund Documentation of the relevant Digital Colony Fund in amounts proportionate to its commitment to such Digital Colony Fund with respect to partner clawback or giveback amounts (including, with respect to Fund I, all “Investment Related Clawback Amounts” or “Other Clawback Amounts”, in each case under and as defined in the Fund I limited partnership agreement); provided, that the Wafra Participation Buyer received distributions associated with such clawback or giveback obligation and in respect of the Wafra Participation Buyer such obligations do not exceed such distributions; and provided, further, that the Wafra Participation Buyer is treated equally in such respect with Colony Capital and its Affiliates.
Section 4.    Sponsor Commitments.
(a)    Generally. From time to time, CCOC may, or may cause one or more of its Affiliates (other than any Digital Colony Company) to cause capital commitments to be made to a future Digital Colony Fund (each, a “Sponsor Commitment”, and collectively, the “Sponsor Commitments”, which for the avoidance of doubt, shall exclude the Identified Sponsor Commitments); provided, that to the extent an Identified Sponsor Commitment is made with respect to a Digital Colony Fund, the Wafra Entities shall not have any additional obligation to fund Sponsor Commitments with respect to such Digital Colony Fund. For the avoidance of doubt, the Wafra Entities have no obligation to fund any Sponsor Commitments to Digital Colony Partners, L.P. In the event that CCOC causes Sponsor Commitments to be made, CCOC shall, or shall cause one or more of its Affiliates (other than any Digital Colony Company) to provide a written notice to the Wafra Representative setting forth the amount of the Sponsor Commitment, the subscription date with respect thereto (which subscription date shall be at least twenty (20) Business Days following receipt of such notice) and the investment by the applicable Digital Colony Fund for which the Sponsor Commitment is required to be made pursuant to the Fund Documentation of such Digital Colony Fund, and the Wafra Entity specified by the Wafra Representative shall provide (and shall have the right to provide) the applicable Specified Percentage of the Sponsor Commitment to the relevant Digital Colony Fund (unless the Wafra Representative agrees that the applicable Wafra Entity shall provide a higher amount of such Sponsor Commitment) at the same times and on the same terms as CCOC and its Affiliates (other than any Digital Colony Company) (subject to the terms of a side letter substantially similar to any other comparable side letter in respect of the Digital Colony Funds to which a Wafra Entity is party) notwithstanding anything to the contrary set forth herein, such Wafra Entity shall be entitled to cure any payment default under this Section 4(a)

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(Generally) for a period of (10) Business Days following written notice of such default from the Digital Colony Representative. The Wafra Entities shall not pay any management, incentive or other fees or Carried Interest to the applicable Digital Colony Fund in respect of any Sponsor Commitment or Identified Sponsor Commitment. The amount of each such Sponsor Commitment will be as determined by CCOC, and except as otherwise set forth in the proviso below, will not, when calculated together with the commitments made by the Colony Capital Group, any current or former Digital Colony Personnel and current or former personnel of the Colony Capital Group, exceed 1.5% of the aggregate capital commitments to the applicable Digital Colony Fund (as such percentage threshold may be adjusted to the extent a greater commitment is necessitated in light of then-prevailing market conditions as reasonably determined by CCOC after good faith consultation with the Wafra Representative, it being agreed and understood that, in no event will such percentage threshold be greater than 3% without the prior written consent of the Wafra Representative); provided, that with respect to any Digital Colony Funds that are single investor investment vehicles or that are multi-investor investment vehicles with a pre-identified target asset, the Wafra Participation Buyer (or other Wafra Entity specified by the Wafra Representative) will not be obligated to fund its pro rata portion of any such commitment that, when calculated together with the commitments made by the Colony Capital Group, any current or former Digital Colony Personnel and current or former personnel of the Colony Capital Group, is in excess of 5.0% of the aggregate capital commitments to the applicable Digital Colony Fund (as such percentage threshold may be adjusted to the extent a greater commitment is necessitated in light of then-prevailing market conditions as reasonably determined by CCOC after good faith consultation with the Wafra Representative; provided that in no event will such percentage threshold be greater than 10% without the prior written consent of the Wafra Representative).
(b)    Redemption. Notwithstanding anything to the contrary set forth in this Agreement, any obligation by a Wafra Entity to fund a Sponsor Commitment shall terminate to the extent that the Redemption Right is exercised pursuant to Section 8 (Redemption Right), or otherwise in connection with the CFIUS Redemption Right in accordance with the Investment Agreement.
Section 5.    Carried Interest Structure. The Company, Colony Capital and CCOC agree that all Carried Interest shall be structured so that it is distributed to one or more Subsidiaries of the Company, and such Subsidiaries shall distribute, as promptly as is reasonably practicable (and in any event within twenty (20) days upon realization), such Carried Interest to their respective equityholders until all such Carried Interest is received by the Company. Except in respect of (x) Excluded Assets or (y) any Joint Venture Carry Entity, Colony Capital and CCOC shall cause each Subsidiary of the Company and any current or future Entity that receives or is entitled to receive Carried Interest to be owned, directly or indirectly, 100% by the Company. Subject to the following sentence, notwithstanding anything to the contrary contained in this Agreement, Colony Capital and CCOC shall be permitted, if required due to legal, tax or regulatory reasons, to conduct any part of the Digital Colony Business that generates Carried Interest outside of the Company and its wholly-owned Subsidiaries with the Wafra Representative’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed unless such conduct would be adverse to the Wafra Participation Buyer or the Wafra Entities, in which case such consent shall be in the Wafra Representative’s sole discretion; provided, that (i) the Wafra Entities’ rights, preferences and privileges with respect any such Carried Interest shall be identical to the rights, preferences and

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privileges of the Wafra Entities set forth herein and in the Ancillary Agreements as if such Carried Interest was received by the Company’s Subsidiaries and distributed to the Company, and (ii) the Wafra Participation Buyer shall have no rights, entitlements or interest in the Excluded Assets, except to the extent of investment vehicles that have a nexus to Excluded Assets as described in Exhibit A of the Carry Investment Agreement. Colony Capital, CCOC and the Digital Colony Companies shall be jointly and severally liable to the extent of any breaches of this Section 5.
Section 6.    Records; Audits.
(a)    Information Rights. So long as the Wafra Participation Buyer owns any Ownership Interests, the Company shall provide or make available to the Wafra Representative the following:
(i)    as soon as practicable, and in any event within one-hundred twenty (120) days following the end of each Fiscal Year, beginning with the end of the Fiscal Year ending December 31, 2020, the (A) consolidated audited financial statements of the Company and its Subsidiaries for such Fiscal Year, including a balance sheet as of the end of such Fiscal Year and the related statements of operations, changes in member’s equity (deficit) and cash flows for such Fiscal Year, prepared in accordance with GAAP and certified by the Company’s independent public accountants (which shall be a firm of nationally recognized independent accountants), consisting of statements of (x) the financial condition of the Company and its Subsidiaries and (y) income, cash flows and changes in members’ capital for such Fiscal Year, and (B) the audited financial statements of the Digital Colony Funds, if any, including a balance sheet as of the end of such Fiscal Year and the related statements of operations, changes in member’s equity (deficit) and cash flows for such Fiscal Year, prepared in accordance with GAAP, and certified by the Digital Colony Funds’ independent public accountants (which shall be a firm of nationally recognized independent accountants);
(ii)    as soon as practicable, and in any event within sixty (60) days following the end of each of the first three fiscal quarters of each Fiscal Year of the Company and its Subsidiaries, (i) the consolidated unaudited financial statements of the Company and its Subsidiaries for such fiscal quarter, prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal quarter and the related statements of operations, changes in member’s equity (deficit) and cash flows for such fiscal quarter and (ii) the unaudited financial statements of each Digital Colony Fund for such fiscal quarter, prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal quarter and the related statements of operations, changes in member’s equity (deficit) and cash flows for such fiscal quarter, prepared in accordance with GAAP;
(iii)    on a quarterly basis, a summary describing, in reasonable detail, any Related Party Transactions that were entered into, modified or terminated in each such quarter and a true and correct list of each Person who has the right to receive Carried Interest from any Digital Colony Fund, together with the amount and/or percentage of such Carried Interest owned by each such Person, to the extent of any changes from the prior quarter;

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(iv)    on a quarterly basis, a copy of the standard reporting package (including financial statements) made available to the investors in any Digital Colony Fund, at substantially the same time such package is generally distributed to such investors;
(v)    on a quarterly basis, copies of investor letters and reports regarding Digital Colony Funds made generally available to investors, at substantially the same time such letters and reports are distributed to such investors;
(vi)    no later than thirty (30) days following the end of each Fiscal Year, the Company’s and its Subsidiaries’ good faith estimate of projected exit proceeds from each portfolio investment;
(vii)    to the extent not restricted by Law, notice as soon as reasonably practicable if the Digital Colony Companies or any Digital Colony Fund receives a non-routine letter from any U.S. or non-U.S. securities regulatory body, including the SEC, describing its findings from an examination conducted by such regulator that identifies any material deficiencies;
(viii)    prompt written notice (and in any event not later than five (5) Business Days) after becoming aware of any action or proceeding or receiving notice of any investigation pending before any court or Governmental Authority, including, without limitation, the SEC or any state securities regulatory authority against the Digital Colony Companies or any of their Controlled Affiliates or senior officers of the Digital Colony Companies that claim or allege (x) any violation of any federal or state securities law, rule or regulation, or (y) any breach of fiduciary duties, in each case that would reasonably be expected to have an adverse effect on the Digital Colony Companies or any of the Digital Colony Funds;
(ix)    prompt notice of any other material issues that might arise in the Digital Colony Business from time to time, including any action or proceeding or receiving formal written notice of any investigation commenced against any partner of the Digital Colony Companies or any of their employees, directors, officers or partners or any Managing Director or Successor, and any other litigation with respect to any partner of the Digital Colony Companies or any of its employees, directors, officers or partners or any Managing Director or Successor, in each case that may reasonably be expected to have a material adverse effect on the Digital Colony Companies or any of the Digital Colony Funds;
(x)    copies of all materials prepared for the advisory committee of each Digital Colony Fund in which the Wafra Participation Buyers or other Wafra Entity directly or indirectly is an investor, including, for the avoidance of doubt, any Digital Colony Fund in which any Wafra Entity is making, directly or indirectly, any Sponsor Commitment, contemporaneously with the distribution of such materials to the members of such advisory committee;
(xi)    copies of any material legal, operating, compliance, gift, entertainment and other policies and procedures of the Digital Colony Companies, including any material amendments relating thereto;
(xii)    information reasonably requested by the Wafra Representative in connection with any Wafra Consent, approval or other action required to be taken by the Wafra Representative or any other Wafra Entity under this Agreement or the Ancillary Agreements,

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including information reasonably necessary to confirm compliance with the obligations set forth herein or therein;
(xiii)    as reasonably requested by the Wafra Representative, valuation materials regarding the reported net asset value of any of the Digital Colony Funds but only to the extent readily available;
(xiv)    to the extent reasonably practicable, position level information regarding any Digital Colony Fund (and underlying portfolio investments) in which the Wafra Participation Buyer or other Wafra Entity is directly or indirectly an investor, including, for the avoidance of doubt, any Digital Colony Fund in which any Wafra Entity is making, directly or indirectly, any Sponsor Commitment, to the extent such position level information is reasonably requested to assist the Wafra Participation Buyer or any of its Affiliates in the monitoring and valuation of the Wafra Entities’ Interests other than material non-public information (unless it is legally permissible to be so provided) with respect to any securities traded on a national securities exchange;
(xv)    calculations provided to any lender in connection with the covenants in, and any reports delivered to any lender in accordance with, any credit agreements or credit facility of the Digital Colony Companies;
(xvi)    as reasonably requested by the Wafra Representative, all Fund Documentation for the Digital Colony Funds and side letters pertaining thereto (in each case, including any amendments or changes thereto), except for redacted information to the extent required to comply with applicable confidentiality requirements set forth therein;
(xvii)    upon the reasonable request of the Wafra Representative and to the extent reasonably practicable, such additional information regarding the status of the Digital Colony Business and its financial performance, the performance of each of the Company’s and its Subsidiaries’ investment products, and legal, regulatory and compliance matters; and
(xviii)    without limitation of the information and reports described in this Section 6(a) promptly upon request of the Wafra Representative, the Company and its Subsidiaries will provide the Wafra Representative with (i) copies of all materials provided generally to investors in the Digital Colony Funds and other investment products, including, for example, investment letters and client and risk reports and (ii) any other information reasonably necessary to confirm compliance with the obligations set forth in this Agreement and the other Ancillary Agreements.
(b)    Books and Records. So long as the Wafra Participation Buyers own Ownership Interests, the Wafra Representative or any representative or agent thereof shall, at the Wafra Representative’s sole expense, have the right:
(i)    to inspect, review, copy and audit the books, records and financial information of the Company, any Subsidiary or any Digital Colony Fund, at such reasonable times during normal business hours upon advance written notice to the Digital Colony Representative, subject to reasonable confidentiality agreements the Company or Digital Colony Fund may impose; and

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(ii)    to hold, upon reasonable advance written notice, a reasonable number of ad hoc meetings with senior management of the Company and its Subsidiaries;
provided, however, that the exercise of the rights described in each of clause (i) and (ii) shall not unreasonably interfere with the conduct of such Entities’ business. The relevant Wafra Entity may also, at its election, be accompanied by representatives of one or more other Wafra Entities during management or performance meetings. The relevant Wafra Entities will have the right to share with any other Wafra Entities and any of the relevant Wafra Entities’ potential qualified Transferees, on a confidential basis, all materials and information provided to it accordance with this Section 6(a) in accordance with Section 9(a)(ii).
(c)    Maintenance. The Digital Colony Companies will maintain their books and records on an accrual basis consistent with GAAP and the Digital Colony Companies will adopt the accrual method of tax accounting. The Wafra Representative and its Representatives will have the right to inspect and copy the books and records of the Digital Colony Companies and each Digital Colony Fund (and other documents reasonably related thereto) during normal business hours and shall be provided with all information and access to the extent reasonably necessary for the Wafra Representative and its Representatives to confirm compliance with the obligations contained in this Agreement and the Ancillary Agreements.
(d)    Limitations. Notwithstanding anything to the contrary in this Agreement, (x) the Wafra Entities shall not have the right to (i) receive any material technical information of any Digital Colony Fund or its Portfolio Companies or (ii) manage the day-to-day affairs of any Digital Colony Fund or its Portfolio Companies and (y) nothing in this Section 6 shall require the Company, its Subsidiaries, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company to provide access to, or to disclose any information to the Wafra Representative or any of its representatives or agents or any other Wafra Entity if such access or disclosure: (1) would be in violation of applicable Law; (2) would reasonably be expected to violate or breach any provision of any Contract to which the Company or any of its Subsidiaries, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company is a party; (3) would result in disclosure of personal information that would expose any Digital Colony Company, any Digital Colony Fund or any Portfolio Company to liability; or (4) would reasonably be expected to jeopardize any attorney-client privilege; provided, that in the event the Company or any of its Subsidiaries, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company elects to withhold access or disclosure on the basis of the foregoing clause (y), the Digital Colony Management Parties shall inform the Wafra Representative as to the general nature of what is being withheld and shall use commercially reasonable efforts to make or cause to be made appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including, as appropriate, entering into joint defense or common interest understandings. For the avoidance of doubt, nothing in this Section 6(d) shall limit any Party’s rights to civil discovery pursuant to the applicable rules of any court or arbitral body.Rights and Operating Covenants; Representations and Warranties.
(a)    Covenants. The Company and CCOC hereby covenant and agree that neither the Company nor CCOC shall undertake any of the following actions with respect to the Digital Colony Companies:

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(i)    (x) issuing any Ownership Interests (including any revenue share or any contractual right in the Company or its Subsidiaries) that would rank senior in priority to the Wafra Participation Buyer’s rights to receive distributions of Carried Interest or (y) otherwise changing the Company’s or its Subsidiaries’ capital structure in a manner that disproportionately affects the rights, privileges or preferences (including economic interests or contractual rights) of the Wafra Participation Buyer’s Ownership Interests as compared to other holders thereof;
(ii)    entering into any Related Party Transactions that (a) are not in the ordinary course of business and on arms’ length terms, (b) are above $100,000 individually and $500,000 in the aggregate, annually or (c) involve use of Digital Colony Personnel or assets of the Digital Colony Companies for personal purposes (in each case, other than those transactions with any Digital Colony Personnel that are investment professionals that are compensatory in nature and specifically contemplated by such professional’s employment agreement or other similar agreement for services with the Digital Colony Companies or the Colony Capital Group as of the date hereof (for the avoidance of doubt, any such transactions or agreements involving luxury expenses or private air travel at levels above those reflected in the historical financial statements or outside current policies of the Digital Colony Companies will require the Wafra Representative’s consent));
(iii)    making, changing or revoking any material tax election or allocation or taking any tax action that could reasonably be expected to have a material and adverse effect on the Wafra Participation Buyer, including, for this purpose, where the Wafra Participation Buyer is a pass-through entity for tax purposes, any direct or indirect owners of the Wafra Participation Buyer that are special purpose vehicles and treated as corporations for U.S. federal income tax purposes;
(iv)    amending the Company’s Organizational Documents in a manner that adversely affects the rights, privileges or preferences (including economic interests or contractual rights) of the Wafra Participation Buyer in a manner disproportionate to the effect such amendment has on the other holders of rights to Carried Interest in the Company; provided, that any amendment to a substantive provision or agreement that is specific to the Wafra Participation Buyer (or that was otherwise specifically negotiated by the Wafra Participation Buyer) in its capacity as such shall require the prior written consent of the Wafra Representative;
(v)    liquidating or dissolving the Company or its Controlled Affiliates; provided, that the foregoing shall not prohibit any such actions pursuant to (x) any ordinary course liquidation of holding vehicles (other than the Company) or (y) any restructuring, reorganization or other similar transaction that does not cause an adverse effect on the Wafra Participation Buyer or any of its economic or other contractual rights;
(vi)    requesting or taking any action for voluntary bankruptcy relief or any action pursuant to bankruptcy Laws of any applicable jurisdiction or commencing a voluntary bankruptcy case;

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(vii)    entering into mergers, consolidations or business combinations of the Company or any other vehicle in which the Wafra Participation Buyer, directly or indirectly, owns an equity interest or similar contractual right, in which the Wafra Participation Buyer is not offered, directly or indirectly, the same per interest consideration pro rata with the other owners of Ownership Interests taking into account all of the economics and financial opportunities offered to the other owners (excluding industry standard compensation for future services rendered by the other equity holders that are bona fide market compensatory payments); provided, however, that to the extent that any merger, consolidation or business combination is not an Accelerated Change of Control Transaction, the Wafra Participation Buyer’s economic and other contractual rights in respect of the Company shall not be affected by, and shall continue pro forma in, such merger, consolidation or business combination;
(viii)    the Company or any of its Subsidiaries entering into joint venture or partnership agreements unless such joint venture or partnership agreement (1) (x) is with a third party for a bona fide business purpose and involves the provision of digital investment and asset management services and (y) does not dilute the Wafra Participation Buyer’s pro rata Ownership Interests or adversely affect the rights, preference or privileges (including economic interests or contractual rights) of the Wafra Participation Buyer’s interests in such joint venture (other than dilution alongside the applicable members of the Colony Capital Group with respect to the economics to be shared with the joint venture partner in a bona fide joint venture) or (2) is intended to facilitate the allocation of Gross Carried Interest to current or former Digital Colony Personnel or current or former personnel of the Colony Capital Group;
(ix)    gifting any assets other than for reasonable business purposes;
(x)    (x) settling any litigation or regulatory action, suit, claim, proceeding or investigation if such settlement imposes any conditions or restrictions on the Wafra Participation Buyer (including a settlement that would amend or modify any substantive provision or agreement that is specific to the Wafra Participation Buyer in its capacity as such) or (y) (with the Wafra Participation Buyer’s consent not to be unreasonably withheld, conditioned or delayed) settling any litigation or regulatory action, suit, claim, proceeding or investigation if such settlement otherwise would disproportionately adversely affect the rights, preferences or privileges (including economic interests or contractual rights) of the Wafra Participation Buyer with respect to its Ownership Interests, or (z) taking any action (including settling any litigation) that would create material and adverse regulatory restrictions or tax obligations for the Wafra Participation Buyer or any of its Affiliates outside of the Ownership Interests, unless in each case required by applicable Law; for the avoidance of doubt, matters relating to tax audits and other Tax Proceedings shall be governed by Annex A hereto; and
(xi)    entering into or electing to participate in any Fee Reduction Arrangements.

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Notwithstanding anything contained herein to the contrary, no consent right provided to the Wafra Representative herein shall be deemed to provide the Wafra Representative with any right to “control” the GP, Fund I, any Digital Colony Fund, any general partner thereof or any present or future Portfolio Companies, as the term “control” may be defined in the DPA and applicable rules and regulations of the Federal Communications Commission.
(b)    Donations. The Company and CCOC hereby covenant and agree not to make payments or donations in connection with political activities, campaigns or religious groups except as consistent with past practice in all material respects up to $100,000 in the aggregate per year or in respect of any Colony Capital Group employee or board matching contributions.
(c)    Solicitation. In consideration of the relevant Wafra Entities entering this Agreement and the benefits to be provided by them and their respective Affiliates under this Agreement, CCOC agrees that, for so long as any Wafra Entity owns an Ownership Interest, no member of the Colony Capital Group will employ, solicit, hire or recruit any Specified Employee or any Person who was a Specified Employee within the eighteen (18) months prior to such time, or otherwise knowingly influence or induce any such Specified Employee to leave such position; provided, however, that the foregoing shall not prohibit general solicitations (including third-party recruiter contacts) or advertisements of employment not specifically directed at such Persons. CCOC shall not, without the prior written consent of the Wafra Representative, waive or amend, and CCOC at all times shall enforce, the terms of all restrictive covenants that bind any Managing Director or Successor. CCOC shall not, and shall cause the Digital Colony Companies not to, terminate Ben Jenkins’ employment without Cause or take any action which would reasonably be expected to result in Ben Jenkins departing for Good Reason. For the avoidance of doubt, any cure period set forth in Ben Jenkin’s employment agreement shall remain in effect.
(d)    Services from Digital Colony Companies. To the extent that any member of the Colony Capital Group utilizes the assets, resources, Digital Colony Personnel or otherwise receives services from the Digital Colony Companies, CCOC will (or will cause the applicable member(s) of the Colony Capital Group to) promptly reimburse the Digital Colony Companies for all such expenses incurred at a rate and on terms that are arms’ length.
(e)    Losses. For purposes of the Carry Investment Agreement, the Parties hereby acknowledge and agree that “Losses” shall be deemed to include damages arising from diminution in value and consequential damages to the extent reasonably foreseeable.
(f)    Covenants. The Company covenants and agrees that it shall, and shall cause its Subsidiaries, unless Wafra Consent is obtained, to:
(i)    reasonably cooperate with the Wafra Participation Buyer in conducting due diligence on the Company and its Subsidiaries in connection with “know your customer” and anti-money laundering compliance;
(ii)    include in the Company’s Organizational Documents and other agreements, as applicable, any and all provisions as may be reasonably necessary for it to perform its obligations under, and otherwise comply with, this Agreement;

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(iii)    maintain all material Permits necessary to carry on its business and comply in all material respects with all applicable Laws in all jurisdictions in which the Company and its Subsidiaries conduct the Digital Colony Business, including the securities laws of the United States, when relevant;
(iv)    maintain commercially reasonable operating procedures (including disaster recovery plans);
(v)    provide drafts of the Fund Documentation and the Organizational Documents of each the Company and its Subsidiaries (and any amendments to any such Fund Documentation and Organizational Document) with a reasonable opportunity to review in order to confirm that such Fund Documentation and Organizational Documents would not be in violation of the terms and conditions set forth herein or otherwise in the Ancillary Agreements and shall provide final versions of such documents to the Wafra Representative;
(vi)    ensure that the assets of each Digital Colony Fund shall not at any time constitute or be treated as constituting (by reason of a contractual agreement with investors or otherwise) “plan assets” subject to Title I of ERISA, Section 4975 of the Code, or any Law substantially similar to Title I of ERISA or Section 4975 of the Code;
(vii)    use reasonable best efforts not to engage in any business or other activities that could cause a the Company and its Subsidiaries to be in violation of applicable anti-money laundering, economic sanctions, anti-bribery or anti-boycott Laws of the United Kingdom, the United States or any other jurisdiction in which the Company and its Subsidiaries conduct the Digital Colony Business in any material respect;
(viii)    (x) maintain and comply with “know your customer” and money laundering reporting procedures, and procedures designed for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, including, where required by applicable Law and (y) prior to accepting a commitment from any investor in any Digital Colony Fund, confirm that such investor is not identified on the OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or any other applicable restricted party list or otherwise subject to sanctions administered by OFAC or any other U.S., U.K. or E.U. Governmental Authority or owned or Controlled by or acting on behalf of any Person listed on the SDN List or any other applicable restricted party list, to the extent prohibited by applicable Law;
(ix)    use reasonable best efforts to ensure that none of the Company nor its Subsidiaries shall: (i) use any of the assets of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; (ii) establish or maintain any unlawful fund of monies or other assets; (iii) make any false or fictitious entries in the books or records of any of the Company or its Subsidiaries; or (iv) make any unlawful payment;

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(x)    keep in full force and effect the material insurance policies covering the Company and its Subsidiaries and Digital Colony Business (or other insurance policies comparable in amount and scope);
(xi)    not Transfer any Intellectual Property owned by the Company or any of its Subsidiaries or any of the Digital Colony Funds (including the right to reference any investment track record) to (i) any other Person other than a Digital Colony Company, (ii) other than in the ordinary course of business consistent with past practice and subject to commercially reasonable confidentiality protections, not disclose or otherwise provide access to any such Intellectual Property of any of the Digital Colony Companies or Digital Colony Funds (including their investment track record) to any third party and (iii) use commercially reasonable efforts to maintain the confidentiality of, and otherwise protect and enforce the applicable rights and the rights of the Digital Colony Funds in, such Intellectual Property and Confidential Information against third-party infringers.
(g)    Non-Disparagement. Each Party agrees that from and after the date hereof, it shall not, and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, members and partners do not, knowingly publish, disseminate, or contribute to the publication or dissemination of (as author or “source”) in any book, periodical or other publicly disseminated medium, or in interviews intended for public dissemination, any non-public information regarding any other Party, including information relating to their experiences hereunder. Each Party further agrees that from the date hereof, it shall not, and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, members and partners do not, (a) make public any false, defamatory or disparaging statements about any other Party or any Affiliate, officer, director, member, partner, shareholder or employee thereof, or (b) engage in any public course of conduct that would reasonably be expected to bring any other Party or any Affiliate, officer, director, member, partner or shareholder thereof, as applicable, into disrepute or disregard; except, in each case, (i) to the extent such Person reasonably believes to be required by applicable Law or (ii) to the extent related to any litigation or similar proceeding between such Party and any such other Person or in order to exercise or enforce any rights under this Agreement, the Ancillary Agreements and the Organizational Documents of the Company or any of its Subsidiaries, including the provision of information expressly permitted pursuant to Section 14. Nothing in this Section 7(g) shall prevent any Person from reporting or providing information to a Governmental Authority.
(h)    Key Person Insurance. The Company and its Subsidiaries will reasonably cooperate with the Wafra Participation Buyer to acquire, at the Wafra Participation Buyer’s sole expense, with the Wafra Participation Buyers as named beneficiaries, key person insurance over such individuals as the Wafra Representative may reasonably request from time to time following the Closing.
(i)    Representations and Warranties of the Colony Parties. Each of the Colony Parties represents and warrants to the Wafra Participation Buyers, as of the date hereof, and with respect to any other Person that becomes party hereto as a Colony Party by execution and delivery of a joinder to this Agreement, as of the date of any such joinder, represents and warrants to the Wafra Participation Buyers, severally and not jointly, as follows:

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(i)    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(ii)    the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it (including the issuance of the Interest on or after the date hereof) do not and will not (i) violate its Organizational Documents, (ii) violate any applicable Law or (iii) violate, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under (in each case, with or without notice or lapse of time or both), any Contract to which it is a party or by which any of its properties or assets are bound that is material to such Person;
(iii)    there is no outstanding enforcement or supervisory action by any Governmental Authority because any of its procedures were considered to be inadequate by such Governmental Authority, and no such enforcement or supervisory action is, to its actual knowledge, pending or threatened, except for any such action that is not, individually or in the aggregate, material to such Person; and
(iv)    no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any such Colony Party (other than arrangements where a Colony Party or its Affiliates would be solely responsible for such payments).
(j)    Representations and Warranties of the Wafra Participation Buyers. The Wafra Participation Buyer represents and warrants to the Colony Parties, as of the date hereof, and each Person that becomes a Wafra Participation Buyer following the date hereof by executing a joinder to this Agreement represents and warrants to each Colony Party that on the date of such joinder, as follows:
(i)    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(ii)    its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it do not (i) violate its Organizational Documents, (ii) violate any applicable Law or (iii) violate, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under (in each case, with or without notice or lapse of time or both), any Contract to which it is a party or by which any of its properties or assets are bound that is material to such Person;
(iii)    there is no outstanding enforcement or supervisory action by any Governmental Authority because any of its procedures were considered to be inadequate by such Governmental Authority, and no such enforcement or supervisory action is, to its actual knowledge, pending or threatened, except for any such action that is not, individually or in the aggregate, material to such Wafra Participation Buyer;

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(iv)    after giving effect to any applicable look-through provisions required under the U.S. federal securities Law, it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act; and
(v)    no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Wafra Participation Buyers, other than BofA Securities, Inc.
Section 8.    Redemption Rights.
(a)    Redemption Right. Following the occurrence of a Redemption Event, the Wafra Representative shall have the right for a ninety (90) day period, exercisable by delivering a written notice to the Digital Colony Representative (a “Redemption Notice”), to require the Digital Colony Companies or CCOC (at the Digital Colony Representative’s election) (the date of delivery of the Redemption Notice, the “Redemption Date”) to repurchase or cause to be repurchased the entirety of the Ownership Interests held by the Wafra Participation Buyer (i) within thirty (30) Business Days of the Redemption Date at an amount equal to (w) the Participation Rights Consideration Amount, minus (x) any distributions or payments received by the Wafra Participation Buyer pursuant to this Agreement, as applicable, as of immediately prior to the Redemption Event (but not in respect of the Sponsor Commitments or Identified Sponsor Commitments) (such amounts described in this clause (x), the “Carry Distributions”), or (ii) to the extent Colony Capital remains listed on the NYSE or the NASDAQ at such time, by doubling the Wafra Participation Buyer’s Specified Percentage with respect to all distributions until the Redemption Amount is paid in full (the “Redemption Amount”, and such redemption right, the “Redemption Right”) (it being agreed and understood that clause (i)(w) of the definition of Redemption Amount shall be modified for purposes of clause (ii) to read “1.5x the Participation Rights Consideration Amount”) (this clause (ii), the “Deferred Redemption”). Notwithstanding anything to the contrary in this Agreement, the Redemption Right pursuant to this Section 8(a) shall only be exercisable concurrently with the exercise of the Redemption Right under Section 9.1(a) of the DCMH Investor Rights Agreement and, to the extent the amount of Carry Distributions exceeds the Participation Rights Consideration Amount (as it may have been modified in connection with a Deferred Redemption), such excess shall be deducted from any unpaid Redemption Amount pursuant to the DCMH Investor Rights Agreement.
(b)    Payment of Redemption Amount. In the event that Digital Colony Representative elects the Deferred Redemption, the Digital Colony Representative may elect at any time to pay any remaining outstanding portion of the Redemption Amount in cash and/or registered shares of Colony Capital common stock (calculated by reference to 97% of the trailing thirty (30)-day VWAP of the common stock at the time payment) up to 250,000,000 registered shares of common stock in the aggregate (inclusive of any shares of common stock issued pursuant to Section 9.1(b) of the DCMH Investor Rights Agreement, the “Share Cap”); provided, that, if the Redemption Amount has not been paid in full by the fourth (4th) year anniversary of the Redemption Date, the outstanding portion of the Redemption Amount owing to the Wafra Participation Buyer shall be paid in registered common stock of Colony Capital having a value equal to the outstanding

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portion of such Redemption Amount (calculated by reference to 97% of the trailing thirty (30)-day VWAP of the common stock at the time payment) up to the Share Cap (inclusive of any shares previously issued in satisfaction on any portion of the Redemption Amount under this Agreement or Section 9.1(b) of the DCMH Investor Rights Agreement) and thereafter in cash to the extent of any remaining outstanding portion of the Redemption Amount; provided, further, that if Colony Capital ceases to be listed on the NYSE or the NASDAQ, any portion of the Redemption Amount that is not paid in full shall immediately be payable in cash. Any amounts paid or distributed to the Wafra Participation Buyer in connection with a Redemption Event shall be treated as a payment to a retiring partner in accordance with Section 736(b) of the Internal Revenue Code of 1986, as amended.
(c)    Funding of Redemption Amount. The Redemption Amount shall be paid by wire transfer of immediately available funds, to the account(s) specified in writing by the Wafra Representative.
(d)    Specified / Warehouse Investments; Sponsor Commitments. Notwithstanding anything to the contrary set forth herein, upon the occurrence of a Redemption Event, (x) the Wafra Representative shall specify in the Redemption Notice whether the Wafra Participation Buyer’s interests in funded Sponsor Commitments shall either be (i) freely transferable or (ii) redeemed on the basis of net asset value for the then current quarter, adjusted for cash activity, in which case such net asset value-based determination shall be added to the Redemption Amount and (y) any Specified Investment or Warehouse Investment owned by a Wafra Entity shall become freely transferable.
(e)    Rights and Remedies. In the event of the occurrence of any Redemption Event, the sole and exclusive recourse of the Wafra Entities in connection therewith shall be the exercise of the Redemption Right set forth in this Section 8, and the Wafra Entities shall have no other remedies, claims or rights of recovery or to further compensation based on a diminution of value of the Ownership Interests.
Section 9.    Transfers; Assignment.
(a)    Transfers by the Wafra Participation Buyer.
(i)    Transfers by Wafra Participation Buyers. The Wafra Participation Buyers (or other applicable Wafra Entity) shall not Transfer all or any portion of its Ownership Interests, Identified Sponsor Commitments or Sponsor Commitments without Digital Colony Consent (not to be unreasonably withheld, conditioned or delayed); provided, that the Wafra Participation Buyer (or other applicable Wafra Entity) may effect the following Transfers of all or any portion of the Ownership Interests, Identified Sponsor Commitments or Sponsor Commitments without Digital Colony Consent: (i) subject to the relevant Wafra Entity’s compliance with the terms set forth in Section 9(c), Transfers made on or following July 17, 2025; (ii) Transfers to any Wafra Entity; (iii) Transfers in connection with a Wafra IPO of a broader portfolio of asset managers held by any Wafra Entity where the Ownership Interests owned by any Wafra Entity in such Wafra IPO comprise no more than 24.9% of such portfolio (as determined on a fair market value basis); (iv) Transfers in connection with an internal reorganization or similar transaction affecting any Wafra Entity; (v) Transfers made in connection with an in-kind distribution by a Wafra Entity to any direct

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or indirect partners, members or other equity holders thereof; (vi) Transfers in connection with any pledge, lien or other transfer related to a customary debt financing or any equity, preferred or structured equity financing of any Wafra Entity; (vii) Transfers as part of a Portfolio Sale; (viii) Transfers from and after the date of any Colony Change of Control, Colony Capital Bankruptcy or, to the extent that the applicable Wafra Entity does not receive the exchange and registration rights contemplated by the first sentence of Section 14, a Specified Colony Asset Transaction; and (ix) a Transfer to a single Transferee and one or more of its Affiliates of an Ownership Interest representing up to 5.0% in the aggregate of the Ownership Interests as of the Closing. Notwithstanding anything to the contrary in this Agreement, Digital Colony Consent shall be required in the event that such direct or indirect Transferee (or its Affiliates) is an Unapproved Third Party. In the case of clauses (iii), (vi) and (vii) of this Section 9(a)(i), the Wafra Participation Buyer shall remain the direct party to this Agreement and the applicable Ancillary Agreements. In the case of clauses (i), (ii), (iv), (v), (viii) and (ix), (A) such Transferee will be subject to the same terms, conditions and contractual undertakings with respect to Wafra Participation Buyer, and (B) if any such Transfer is a Transfer of less than all of the Wafra Participation Buyer’s Ownership Interests, the rights of the Wafra Representative will be exercised by a single Person (and no more than two Transferees of the Wafra Participation Buyer shall be entitled to exercise such rights indirectly at any one time).
(ii)    Cooperation with Transfers. In connection with the Transfers pursuant to clauses (i), (iii), (vi), (vii), (viii) and (ix) of Section 9(a)(i), the Company, each applicable Subsidiary of the Company and CCOC shall cooperate as reasonably necessary, execute and deliver such agreements and instruments, provide such reasonable support and assistance by providing Confidential Information to any potential Transferee as would customarily be made available to a potential buyer in a sale of a minority position (i.e., consistent with the level and type of information provided to the Wafra Entities in connection with the Contemplated Transactions) or to an underwriter in a Wafra IPO, including documents and reasonable opportunities to ask questions of key executives as customarily provided in connection with a “due diligence” investigation as a Wafra Participation Buyer may reasonably request in connection with any Transfer (or potential Transfer) of its right to any of its Ownership Interest or in connection with a Wafra IPO (or potential Wafra IPO); provided, that if requested by the Company, any of its Subsidiaries or CCOC, any such potential Transferee shall execute a customary confidentiality agreement in a form and substance reasonably satisfactory to the Digital Colony Representative. The Company shall make customary knowledge qualified representations and warranties to the Wafra Participation Buyer (without any indemnification obligations in respect thereof) to allow the Wafra Participation Buyer to make representations and warranties related to the Company or any of its Subsidiaries in connection with any such Transfers. Notwithstanding any other provision of this Agreement or the Ancillary Agreements to the contrary, the Wafra Entities shall be free to consummate a Wafra IPO in accordance with Section 9(a)(i) at any time; provided, that any disclosure in connection with such Wafra IPO shall not (a) specifically or separately identify or present any financial information regarding the Digital Colony Companies, the Digital Colony Funds or any Portfolio Companies or any stakeholders of any of the foregoing in any public filings relating to such Wafra IPO unless presented on an aggregate basis with all other companies in which the Digital Colony Companies, the Digital Colony Funds or any Portfolio Companies invest such that the identity of such Persons, as applicable, could not be reasonably deduced therefrom or (b) require the filing of any Ancillary Agreement not

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already publicly disclosed (clauses (a) and (b), the “Non-Aggregated Information”). Following such Wafra IPO, the Non-Aggregated Information shall not be disclosed unless required by applicable Law or with the prior written consent of the Digital Colony Representative. In connection with any such Wafra IPO, the Company shall cause each of the Digital Colony Companies to provide reasonable cooperation, support, assistance and information (to the extent reasonably available, the disclosure of which would not violate any Law or any agreement to which any Digital Colony Company, any Digital Colony Fund or any of their Affiliates is subject, or if any other action required or requested by a regulatory authority would not reasonably be expected to have an adverse effect in any material respect on Colony Capital Group, the Company and its Subsidiaries or any of their respective Affiliates) to the applicable Wafra Entities, at such Wafra Entities’ expense for any reasonable out-of-pocket expense, to the extent that such Wafra Entities’ counsel advises is required in connection with such Wafra IPO. The Wafra Representative shall consult with the Company and its Subsidiaries in good faith regarding, and provide the Company and its Subsidiaries a reasonable opportunity to review and comment upon, the form of any disclosure regarding the Digital Colony Companies, the Digital Colony Funds, the Portfolio Companies or any stakeholders thereof in connection with or following an Wafra IPO. The obligations of the Company, its Subsidiaries and CCOC pursuant to this Section 9(a)(ii) shall not require the Digital Colony Companies to agree to a restructuring, any regulatory remedies or any other action required or requested by a Governmental Authority that would reasonably be expected to have an adverse effect in any material respect on the Digital Colony Companies or the Colony Capital Group in connection with regulatory approvals related to any such Transfer.
(b)    Conditions to Transfers. It shall be a condition of the Transfer of any Ownership Interests (i) to any Person, that such Transfer shall not be effected if such Transfer would violate applicable Law or would cause the Company to become a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (ii) to any Person who is not a party to this Agreement, that such Person sign a joinder to this Agreement binding such Person to the provisions of this Agreement.
(c)    Right of First Offer. In the event that any Wafra Participation Buyer (the “Offering Wafra Participation Buyer”) proposes to Transfer all or any portion of the Ownership Interests owned by it to any third party purchaser pursuant to Section 9(a)(i), the Offering Wafra Participation Buyer shall first make an offering of such Ownership Interests to CCOC (together with any Controlled Affiliates of CCOC that CCOC designates to exercise its rights under this Section 9(c), the “Offered Party”) in accordance with the following:
(i)    The Offering Wafra Participation Buyer shall give notice (the “Offer Notice”) to the Offered Party, stating (i) its bona fide intention to offer such Ownership Interests, (ii) a description and the number of such Ownership Interests to be offered (the “Offered Interests”), and (iii) the price and any material terms and conditions upon which it proposes to offer such Offered Interests, including a list of proposed Transferees, it being agreed that for so long as the Offering Wafra Participation Buyer may sell the Offered Interests to a Transferee without again complying with the right of first offer set forth herein, the Digital Colony Companies will be prohibited from issuing or selling Ownership Interests to any proposed Transferees notified to CCOC.
(ii)    By written notification (the “Acceptance Notice”) to the Offering Wafra Participation Buyer, within thirty (30) days after the Offer Notice is received, the Offered

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Party may elect to purchase, at the price and on the terms specified in the Offer Notice, all of the Offered Interests proposed to be Transferred by the Offering Wafra Participation Buyer. If the Offered Party does not deliver an Acceptance Notice within thirty (30) days after the Offer Notice is received, the Offered Party shall be deemed to have waived its right to participate in the right of first offer described in this Section 9(c) and the Offering Wafra Participation Buyer may Transfer the Offered Interests in accordance with the terms of Section 9(c)(iii). Upon the timely delivery of an Acceptance Notice by the Offered Party pursuant to this Section 9(c)(ii), the Offering Wafra Participation Buyer and the Offered Party shall be legally obligated to consummate the sale contemplated thereby within thirty (30) days of the date of the Acceptance Notice (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals); provided, further, that the Offering Wafra Participation Buyer shall only be required to give customary representations and warranties with respect to such Wafra Participation Buyer’s due organization, authority to enter into applicable Transfer documentation, non-contravention of applicable Laws and material agreements or required approvals of any Governmental Authority (in respect of which a Wafra Entity is a party), and free and clear title of the relevant Ownership Interests.
(iii)    If the Offered Interests referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 9(c)(ii), the Offering Wafra Participation Buyer may, during the one hundred twenty (120) day period following the expiration of such thirty (30) day period provided in Section 9(c)(ii), offer and sell such Offered Interests to any third party at a price not less than 100% of, and upon other terms not materially more favorable to the offeree taken as a whole than, those specified in the Offer Notice. If the Offering Wafra Participation Buyer does not consummate the sale of the Offered Interests within such period (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals), the right of first offer provided hereunder shall be deemed to be revived and such Offered Interests shall not be offered unless first reoffered to the Offered Parties in accordance with this Section 9(c). Notwithstanding the foregoing, at least fourteen (14) days (the “Sale Notice Period”) prior to the desired consummation date of a proposed Transfer pursuant to this Section 9(c)(iii), the Wafra Representative shall deliver a notice to CCOC which shall, to the extent not included in or accompanying the Offer Notice relating to such proposed Transfer (i) identify the cash purchase price at which the proposed Transfer is proposed to be made, (ii) identify the prospective Transferee, (iii) identify the proposed signing date and the proposed closing date of such prospective Transfer, (iv) be accompanied by the substantially final proposed purchase agreement and forms of all other agreements (to the extent available) to be entered into by the Offering Wafra Participation Buyer in connection with such Transfer and (v) identify all other material terms and conditions of such Transfer (including with respect to the timing of the payment of the purchase price) (any notice delivered pursuant to this Section 9(c)(iii), a “Sale Notice”). If the prospective Transferee is an Unapproved Third Party, the Offering Wafra Participation Buyer shall not consummate such proposed Transfer without Digital Colony Consent.
(d)    Transfers by the Company. The Company may not Transfer, directly or indirectly, its rights or obligations under this Agreement without the prior written consent of the Wafra Participation Buyer; provided, that, (i) in connection with any reorganization of Colony Capital and its Affiliates or other transaction whereby one or more of such entities would succeed to all or part of the Company’s entitlement to Carried Interest, the Company may Transfer its rights

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and obligations under this Agreement to such entities, and (ii) the Company may Transfer its rights or obligations under this Agreement to an entity that acquires all or substantially all of the business or assets of the Company, whether by merger, reorganization, acquisition, sale or otherwise.
Section 10.    Tag-Along Rights.
(a)    Tag-Along Sale. In the event of a Transfer (other than a Permitted Transfer or a Drag-Along Sale) of Ownership Interests (the “Tag-Along Interests”) by any member of the Colony Capital Group, or by any other holders of Ownership Interests other than Wafra Entities, together with their Affiliates and/or Related Persons (to the extent such holders of Ownership Interests, Affiliates and/or Related Persons collectively own 10% or more of the total Ownership Interests outstanding, in the aggregate, at the time of such first Transfer (but without giving effect to such Transfer)) (a “Tag-Along Seller”) to a Third-Party Purchaser (a “Purchaser”), then each Tag-Along Seller shall be required to, and CCOC shall cause (or, with respect to each Tag-Along Seller that is not a Controlled Affiliate of CCOC, take all actions within its control to cause) each Tag-Along Seller to, provide the Wafra Participation Buyer and the Wafra Representative with at least thirty (30) days’ prior written notice of such Transfer (the “Tag-Along Notice”), which notice shall identify the Purchaser, the percentage of the Ownership Interests proposed to be Transferred by the Tag-Along Seller, the applicable percentage of the then-issued Ownership Interests of the Company or applicable Subsidiary that such proposed Transfer represents, a statement as to whether the Company and CCOC would otherwise be required to issue a Drag-Along Notice under Section 11, the purchase price therefor, and a summary of the other material terms and conditions of the proposed Transfer. To the extent not previously provided, each Tag-Along Seller shall provide the Wafra Representative, on behalf of the Wafra Participation Buyers, with all material information made available to the Purchaser in connection with the proposed Transfer and any other information reasonably requested by the Wafra Representative to the extent available. Within thirty (30) days following receipt of such Tag-Along Notice, the Wafra Participation Buyers that hold Ownership Interests may elect, by providing a written offer to the Tag-Along Sellers and the Purchaser, to Transfer to the Purchaser the Ownership Interests specified therein, up to that percentage of the Ownership Interests of such Wafra Participation Buyers (the “Tagging Interest”) equal to the percentage of the Ownership Interests of the Company or its applicable Subsidiaries held by the Tag-Along Sellers that is proposed to be Transferred by the Tag-Along Sellers, subject to Section 12(c) and Section 13, at the same price per Ownership Interest and otherwise on the same terms as those being offered to the Tag-Along Seller (any such Transfer, a “Tag-Along Sale”). Subject to Section 12(b) and Section 12(c), such Wafra Participation Buyer(s) shall execute all appropriate documents reasonably necessary to Transfer ownership of such Tagging Interest to the Purchaser. Failure by a Wafra Participation Buyer to respond in writing within such thirty (30)-day period shall be deemed to be a waiver of its tag-along rights under this Section 10(a) with respect to such Transfer but only to the extent the Tag-Along Seller is not again required to comply with this Section 10(a) in connection with a Transfer. If the Wafra Participation Buyers waive their tag-along rights under this Section 10(a), the Tag-Along Sellers shall have the right to consummate such Transfer free of such rights; provided, that (x) such Transfer is fully closed and consummated within one hundred twenty (120) days following the expiration of such thirty (30)-day period (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals), and (y) the terms of the actual Transfer are no more favorable as to price, and no more materially favorable as to the other terms taken as a whole

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to the Tag-Along Sellers, than those set forth in the Tag-Along Notice. Notwithstanding the foregoing, if a Wafra Participation Buyer elects to Transfer its Tagging Interest as provided herein, the proposed Transfer of Tag-Along Interests by the Tag-Along Seller to the Purchaser shall not be permitted hereunder and any such purported Transfer shall not be valid (and thus shall not have any force or effect) unless the Purchaser accepts and purchases all of the Tagging Interests tendered by the Wafra Participation Buyer(s) in connection with such proposed Transfer; provided, that, in the event that the Purchaser elects to acquire less than the full amount of both the Tag-Along Interests and the Tagging Interests, the amount of Tag-Along Interests and Tagging Interests being sold to such Purchaser shall be cut back such that the Tag-Along Seller shall be permitted to sell an amount of Tag-Along Interests that represents the same percentage of the Tag-Along Seller’s total Ownership Interests in the Company or its applicable Subsidiaries as the amount of the Tagging Interest that the Wafra Participation Buyers are selling to the Purchaser. Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of Colony Capital or any of its Affiliates to any Wafra Participation Buyers if a proposed Transfer of Ownership Interests pursuant to this Section 10(a) is not consummated for any reason, except as otherwise set forth in the definitive documentation related thereto.
(b)    Expenses. For the avoidance of doubt, the Wafra Participation Buyer(s) and the Tag-Along Sellers shall each pay their respective pro rata share (based on aggregate proceeds to be received in connection with such Transfer by the applicable Wafra Participation Buyer(s) and the Tag-Along Seller(s)) of the aggregate expenses incurred by all of the applicable Wafra Entities and Tag-Along Seller(s) in connection with any proposed sale or Transfer of the nature referred to in this Section 10.
Section 11.    Drag-Along Rights.
(a)    Drag-Along Sale. If the Persons holding Ownership Interests in the Company representing (i) 50% or more of the voting power of all such outstanding Ownership Interests, in the aggregate, and (ii) the entitlement to receive 50% or more of all distributions, including distributions of Carried Interest, individually or in the aggregate (the “Drag-Along Sellers”) desire to Transfer to any Purchaser, Ownership Interests in the Company representing (1) 50% or more of the voting power of all such outstanding Ownership Interests, in the aggregate, and (2) the entitlement to receive 50% or more of all distributions, including distributions of Carried Interest, whether in one transaction or a series of related transactions (any such transaction or series of related transactions, a “Drag-Along Sale”), then the Company and CCOC shall or shall cause the Drag-Along Sellers to give thirty (30) days’ prior written notice to the Wafra Representative of the Drag-Along Sale (a “Drag-Along Notice”) which notice shall identify the Purchaser, the percentage of its Ownership Interests proposed to be Transferred in the Drag-Along Sale, the applicable percentage of the then-issued Ownership Interests that such proposed Transfer represents and a summary of the other material terms and conditions of the proposed Drag-Along Sale.  To the extent not previously provided, each Drag-Along Seller shall make available to the Wafra Participation Buyer all material information made available to the Purchaser in connection with the Drag-Along Sale and any other information reasonably requested by the Wafra Representative to the extent available, and (subject to the Wafra Participation Buyer’s rights under Section 12 and Section 13) require the Wafra Participation Buyer(s) holding Ownership Interests to sell to the Purchaser at the same price

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per Ownership Interest and otherwise on the same terms and conditions as those being offered to the Drag-Along Sellers (except as set forth in Section 12(a)) that percentage of their Ownership Interests (the “Wafra Dragged Interests”) either (x) as is equal to the percentage of the then issued Ownership Interests proposed to be sold by the Drag-Along Sellers or (y) as is equal to 100% of the Ownership Interests owned by the Wafra Participation Buyers, at the option of the Company.
(b)    Wafra Dragged Interests. Following receipt of a Drag-Along Notice, the Wafra Participation Buyer(s) holding Ownership Interests shall be obligated to sell to the Purchaser the Wafra Dragged Interests at the same time as the Drag-Along Sellers to the Purchaser. Notwithstanding any provision to the contrary in this Agreement, the Wafra Participation Buyer(s) shall only be required to Transfer the Wafra Dragged Interests in the event that the Purchaser accepts and purchases all of the Wafra Dragged Interests required by the terms of this Agreement to be acquired by the Purchaser in connection with such Drag-Along Sale.
Section 12.    Other Tag and Drag Provisions.
(a)    Accelerated Change of Control Transaction.
(i)    Generally. Notwithstanding Section 10(a) or Section 11(a), in connection with any proposed merger, consolidation or business combination or Specified Colony Change of Control or in connection with any proposed Transfer of the nature referred to in Section 10(a) or Section 11(a) (including for purposes of this Section 12(a)(i) any Transfer to personnel of the Colony Capital Group or Digital Colony Personnel), in each case that would result in Colony Capital (A) no longer directly or indirectly owning a majority of the Ownership Interests or (B) ceasing to Control the Digital Colony Management Parties (an “Accelerated Change of Control Transaction”), then by written notice to the Digital Colony Representative to be delivered within thirty (30) days of receipt of the Tag-Along Notice or Drag-Along Notice, as the case may be, the Wafra Participation Buyer(s) may elect to Transfer, or pursuant to Section 10(a) (if applicable), the Company may elect to require the Wafra Participation Buyer(s) to Transfer, to the Purchaser (and in the case of a Specified Colony Change of Control, the right of the Wafra Participation Buyer(s) to Transfer the Ownership Interests to the Purchaser shall be a condition to the consummation of such transaction), 100% of the Wafra Participation Buyers’ Ownership Interests, subject to Section 12(c) and Section 13, at the same price per Ownership Interest and otherwise on the same terms and conditions as those being offered to the Tag-Along Seller or Drag-Along Seller or, in the case of a Specified Colony Change of Control, the applicable seller or sellers in such Specified Colony Change of Control, mutatis mutandis. For the avoidance of doubt, in the event of an Accelerated Change of Control Transaction, the Wafra Entities shall be entitled to sell 100% of their Ownership Interests. In connection with any Accelerated Change of Control Transaction, any Specified Investments, Warehouse Investments, Sponsor Commitments and Identified Sponsor Commitments shall become freely transferable.
(ii)    Accelerated Change of Control Amount. Notwithstanding anything to the contrary set forth in Section 11, Section 12(c) and Section 13, if any Accelerated Change of Control Transaction occurs prior to July 17, 2025, the Wafra Participation Buyer(s) will be entitled to receive the greater of (i) such Wafra Participation Buyer’s pro rata share of the net proceeds of such Tag-Along Sale or Drag-Along Sale attributable to the Ownership Interests and (ii) an amount that provides such Wafra Participation Buyer with an amount equal to at least the Minimum Return Threshold.

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(b)    Additional Conditions to Tag-Along Sales and Drag-Along Sales. In connection with any Tag-Along Sale or Drag-Along Sale (for the avoidance of doubt, including any Accelerated Change of Control Transaction), the Wafra Participation Buyer(s) shall execute all appropriate documents reasonably necessary to Transfer ownership of the Tagging Interest or Wafra Dragged Interest, as the case may be; provided, that such Wafra Participation Buyer(s) (a) shall only be required to give customary representations and warranties with respect to such Wafra Participation Buyer’s due organization, authority to enter into applicable Transfer documentation, non-contravention of applicable Laws and material agreements, or required approvals of any Governmental Authority (in respect of which a Wafra Entity is a party), and free and clear title of the relevant Ownership Interests, (b) shall not be required to provide any indemnification with respect to any representations, warranties, covenants or agreements made by any other Person, including any Colony Party (for the avoidance of doubt, subject to subclause (a), such Wafra Participation Buyer(s) may be required to provide indemnification in respect of its own representations, warranties, covenants or agreements), (c) shall not be required to bear more than its pro rata portion (based on proceeds received by such Wafra Participation Buyer(s) as compared to the aggregate proceeds in connection with the Transfer) of any indemnification obligation with respect to the representations, warranties and covenants of the other owners of the Ownership Interests (which shall not in any event exceed the net proceeds received by such Wafra Participation Buyer(s) in consideration for the Transfer of such Tagging Interest or Wafra Dragged Interest, as the case may be), and (d) except for confidentiality restrictions consistent with those set forth in this Agreement, shall not be required to agree to any non-compete or other similar restrictive covenants. In addition, each Wafra Participation Buyer and each Colony Party shall cooperate in good faith to effect such Tag-Along Sale or Drag-Along Sale in such a manner so as to minimize any adverse legal, regulatory or tax consequences to such Wafra Participation Buyer and the Company and its Subsidiaries and to minimize the Parties’ obligations to obtain any consents from a third party or Governmental Authority.
(c)    Consideration.
(i)    Valuation. In connection with any Tag-Along Sale, Drag-Along Sale or Accelerated Change of Control Transaction, in evaluating whether the relevant Ownership Interests are being sold at the same price per Ownership Interest and on the same terms and subject to the same conditions that are applicable to the Tag-Along Sale or Drag-Along Sale proposed by the Tag-Along Sellers or Drag-Along Sellers, as applicable, pursuant to Section 10 or Section 11, the Digital Colony Representative, as applicable, and the Wafra Representative, will work together in good faith to agree on the valuation for the Ownership Interests being sold by the Wafra Participation Buyers, based on the value ascribed by the Purchaser to the Ownership Interests being Transferred and taking into account all of the economics offered to the Tag-Along Sellers and Drag-Along Sellers, as applicable, and each of their respective Affiliates (other than industry standard compensation for future services rendered that are bona fide market compensatory payments), but without regard to time constraint or any contractual restriction, minority, lack of liquidity or marketability, or similar discount; provided, that for purposes of this Section 12(c)(i), any securities to be received as consideration in connection with a Tag-Along Sale or a Drag-Along Sale (to the extent permitted hereunder) shall be valued at the fair market value thereof on a post-transaction basis (and not at the value of the Ownership Interests that, absent this Section 12(c)(i), would

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otherwise be exchanged therefor) which fair market value shall not give effect, for purposes hereof, to any discounts as to lack of liquidity, marketability or minority interest or similar discount.
(ii)    Independent Appraiser. Absent agreement by the relevant parties with respect to the valuation of the Ownership Interests held by the Wafra Participation Buyers, any applicable Tag-Along Sellers or Drag-Along Sellers or, in the case of an Accelerated Change of Control Transaction that is a Specified Colony Change of Control, the seller in such Specified Colony Change of Control, as the case may be, and the Digital Colony Representative and the Wafra Representative, shall jointly select an Independent Appraiser to determine the value of the Ownership Interests, who will be instructed to take into account the value of any offer made by an independent third party in making its determination; provided, that the Independent Appraiser shall not be permitted or authorized to determine a valuation of the Ownership Interests that is outside of the range of the valuation of the Ownership Interests proposed by the Wafra Representative, on the one hand, and the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, on the other hand. The Independent Appraiser shall be instructed, as soon as reasonably practicable but within thirty (30) days of the date of the engagement of the Independent Appraiser, to complete its valuation of the Ownership Interests proposed to be Transferred in connection with such transaction, giving due regard to the transaction with the applicable Purchaser, the different series, classes or types of Ownership Interests (taking in account the factors described in Section 12(c)(i)) and other assets included in the transaction, and other relevant market factors. The determination of the Independent Appraiser shall be final, binding and conclusive on all parties hereto for all purposes of this Agreement. In connection with the Independent Appraiser’s determination of the value of such Ownership Interests, the Independent Appraiser shall have reasonable access to the Digital Colony Companies’ management team and the books, records and other information reasonably requested by such the Independent Appraiser. The fees and expenses of the Independent Appraiser shall be borne by the Wafra Representative, on the one hand, and by the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Appraiser based on the valuation of the Ownership Interests submitted by each of the Wafra Representative and the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amount of the valuation in dispute and shall be determined by the Independent Appraiser at the time its determination is rendered on the merits of the matters submitted.
(iii)    Minimum Return Threshold. Without limitation of any other provision in this Section 12(c), in the event of a Drag-Along Sale or an Accelerated Change of Control Transaction prior to July 17, 2025, the Wafra Participation Buyer will be entitled to receive, and the Company shall cause the Wafra Participation Buyer to receive, consideration in respect of such Ownership Interests equal to (1) prior to the second anniversary of the Closing, the product of (x) the percentage of such Wafra Participation Buyer’s total Ownership Interests to be sold in such Transfer, and (y) (i) 1.5 times the aggregate Participation Rights Consideration Amount paid by such Wafra Participation Buyer, (ii) minus any distributions received by such Wafra Participation Buyer in respect of the Ownership Interests; (2) after the second anniversary of the Closing and prior to the third anniversary of the Closing, the product of (x) the percentage of such Wafra Participation Buyer’s total Ownership Interests be sold in such Transfer, and (y) (i) 1.75 times the aggregate Participation Rights Consideration Amount paid by such Wafra Participation Buyer, (ii)

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minus any distributions received by such Wafra Participation Buyer in respect of the Ownership Interests; and (3) after the third anniversary of the Closing, the product of (x) the percentage of such Wafra Participation Buyer’s total Ownership Interests to be sold in such Transfer, and (y) (i) 2.0 times the Participation Rights Consideration Amount paid by such Wafra Participation Buyer (ii) minus any distributions received by such Wafra Participation Buyer in respect of the Ownership Interests (such applicable amount, the “Minimum Return Threshold”).
(iv)    In connection with any Accelerated Change of Control Transaction or Drag-Along Sale, (i) the relevant Wafra Participation Buyers will receive per Ownership Interest consideration pro rata with the other owners of Ownership Interests (including, directly or indirectly, any member of the Colony Capital Group) and taking into account any differences in value as set forth in this Section 12(c)), (ii) such Accelerated Change of Control Transaction will be subject to the Minimum Return Threshold, if applicable, and (iii) in such Accelerated Change of Control Transaction or Drag-Along Sale, the relevant Wafra Participation Buyer(s) shall be entitled to receive 100% cash consideration. For the avoidance of doubt, this Section 12(c)(iv) in no way limits the Wafra Participation Buyer’s right to effect a 100% sale pursuant to Section 12(a).
(v)    For the avoidance of doubt, the Wafra Participation Buyer(s) and the Tag-Along Sellers or Drag-Along Sellers, as applicable, shall each pay their respective pro rata share (based on aggregate proceeds to be received in connection with such Transfer by the applicable Wafra Participation Buyer(s) and the Tag-Along Seller(s) or the Drag-Along Seller(s) as applicable) of the aggregate expenses incurred by all of the applicable Wafra Participation Buyer(s) and the Tag-Along Seller(s) or the Drag-Along Seller(s), as applicable, in connection with any proposed sale or Transfer of the nature referred to in Section 10, Section 11, or Section 12(a).
Section 13.    SPE Investor. In the event of a Tag-Along Sale, a Drag-Along Sale or a Transfer pursuant to Section 12(a), in each case in which one or more of the Wafra Participation Buyer(s) are Transferring all of their Ownership Interests in the Company, the Company, its Subsidiaries and CCOC shall reasonably cooperate with the Wafra Representative to structure such Transfer with respect to each such Wafra Participation Buyer that is, or that has any direct or indirect owner that is, in each case, a special purpose vehicle (each, an “SPE Investor”) to include each such SPE Investor in such Tag-Along Sale, Drag-Along Sale or Transfer, on the terms of such Tag-Along Sale, Drag-Along Sale or Transfer, or the consummation of such Tag-Along Sale, Drag-Along Sale or Transfer, it being understood and agreed that any costs associated with such inclusion (including reduced transaction value due to the inclusion of such special purpose vehicles) shall be borne solely by such Wafra Participation Buyer. In addition, in connection with any IPO described in Section 14, the Company, its Subsidiaries and CCOC shall reasonably cooperate with the Wafra Representative to cause each SPE Investor to be contributed to the IPO entity in exchange for equity of the IPO entity.
Section 14.    Registration Rights. In the event that, following a transaction or series of transactions whereby assets of Colony Capital or CCOC are transferred or otherwise disposed of such that the Digital Colony Business comprises 90% or more of the asset value of Colony Capital (a “Specified Colony Asset Transaction”), Colony Capital, CCOC and the Wafra Participation Buyer shall use commercially reasonable efforts to cooperate in order to allow the Wafra Participation

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Buyer to convert its Ownership Interests into an amount of shares of Colony Capital (or any publicly traded parent company or the applicable publicly traded vehicle) common stock (and Colony Capital, CCOC and the Wafra Participation Buyer will discuss in good faith the manner of implementation of such conversion) such that the Wafra Participation Buyer is entitled to such share of the total issued and outstanding publicly traded equity as the Wafra Participation Buyer’s interest in the Company and its Subsidiaries bears to the value of Colony Capital (or any such publicly traded parent company or publicly traded vehicle) as a whole, and to grant customary and appropriate registration rights. In the event and to the extent that (a) the Company and its Subsidiaries (or successor corporation thereto), or other entity formed for the purposes of an IPO of the Digital Colony Business, reasonably expects to undertake an IPO (excluding, for the avoidance of doubt, a Spin‑Off), (b) any shares of common stock of Colony Capital are issued pursuant to Section 8, or (c) one or more of the Warrants are exercised, the Wafra Representative, the Digital Colony Representative and Colony Capital shall enter into one or more registration rights agreements (and, if applicable, exchange and/or conversion agreements) in good faith, in respect of the underlying securities issued in any of the circumstances set forth in clauses (a), (b) or (c) of this Section 14, which shall provide, among other things, the Wafra Participation Buyer(s) with the rights with respect to such securities as set forth on Exhibit A, but only to the extent that such securities are not freely tradeable on the NYSE or NASDAQ. For the avoidance of doubt, the Wafra Participation Buyer shall only be permitted to participate directly in any such IPO to the extent Colony Capital (or its Affiliates other than the IPO entity) is selling secondary shares therein (and then on a pro rata basis based on their respective Ownership Interests in relation to the shares sold by Colony Capital).
Section 15.    Preemptive Rights.
(a)    Generally. Other than dilution pursuant to the Management Incentive Plan pursuant to Section 3.4(c) of the DCMH Investor Rights Agreement, until the earliest of (x) the Conversion (as defined in the Investment Agreement), (y) the exercise of the CFIUS Redemption Right and the corresponding redemption of the Convertible Preferred Interest pursuant to the Investment Agreement or (z) such time that the Regulatory Decision Period (as defined in the Investment Agreement) has expired and CFIUS Approval has not been obtained and DCMH does not exercise the CFIUS Redemption Right within the exercise period therefor, the Ownership Interests of the Wafra Participation Buyers will not be subject to direct or indirect dilution. Thereafter, the Ownership Interests of the Wafra Participation Buyers will be subject to pro rata dilution only for issuances of New Company Interests for cash by the Company to any Third-Party Purchaser alongside the other equityholders of the Company or its Subsidiaries (including, for the avoidance of doubt, alongside Colony Capital) in the case of business combinations, acquisitions, third-party capital raises, strategic partnerships and/or joint ventures, and subject, to the extent applicable, to any other preemptive, tag-along or other similar rights of the Wafra Participation Buyer. For the avoidance of doubt, except as set forth in this Section 15(a) and subject to the procedures set forth in Section 15(b), in no event shall any Wafra Entity’s Ownership Interests, directly or indirectly, be diluted without Wafra Consent.
(b)    Dilution. No redemption or repurchase of Ownership Interests of the Company or its Subsidiaries shall be permitted without Wafra Consent, unless such redemption or repurchase would not be dilutive of the Wafra Entities’ Ownership Interests, the Wafra Entities do

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not bear any portion of the redemption or repurchase proceeds used to effect such redemption or repurchase and the Wafra Entities do not otherwise bear any expense in respect thereto. To the extent any dilution permitted pursuant to Section 15(a) is reversed in any manner, the applicable Interests of the Wafra Entities shall accrete but only to the extent of such prior dilution of the Ownership Interests.
(c)    Preemptive Rights on New Issuances.
(i)    New Issuances. If at any time the Company or any of its Subsidiaries proposes to issue New Company Interests in exchange for cash, each Wafra Participation Buyer shall have the right to purchase such New Company Interests on the terms and subject to the conditions set forth in this Section 15(c).
(ii)    Notice of New Company Interests. The Digital Colony Representative shall deliver to each Wafra Participation Buyer a written notice of any proposed issuance of New Company Interests (the “Issue Notice”), describing (i) the type of New Company Interests, (ii) the amount of New Company Interests proposed to be issued, (iii) the per interest price of such New Company Interests (the “Issue Price”), and (iv) the general terms upon which the Company or the applicable Subsidiary proposes to issue the same at least thirty five (35) days prior to the closing of the proposed sale of such New Company Interests.
(iii)    Preemptive Right. At any time following receipt of the Issue Notice until five (5) days prior to the closing date of the proposed sale as set forth in the Issue Notice (such period of time, the “Election Period”) after receipt of the Issue Notice, each Wafra Participation Buyer may, by giving written notice to the Digital Colony Representative, elect to purchase that number of New Company Interests such that its Specified Percentage would not be reduced as a result of the issuance of such New Company Interests, at the Issue Price and on the terms set forth in the Issue Notice (such number with respect to such Wafra Participation Buyer, its “Pro Rata Portion”). At the option of the Wafra Participation Buyers, the rights set forth in this Section 15(c)(iii) shall be satisfied by structuring such issuance or acquisition of Ownership Interests as either an equity interest or contractual rights substantially similar to the rights of the Wafra Participation Buyers set forth in this Agreement.
(iv)    Purchase Price. The purchase price for the New Company Interests purchased by a Wafra Participation Buyer under this Section 15(c) shall be an aggregate amount in cash equal to the Issue Price multiplied by its Pro Rata Portion of the proposed issuance.
(v)    Payment. Payment of the amount calculated pursuant to Section 15(c)(iv) shall be made by the Wafra Participation Buyer paying such amount by wire transfer of immediately available funds to an account or accounts designated by the Digital Colony Representative, at the same times and in the same manner as the other participants in the applicable issuance.
(vi)    Company’s Right to Issue. In the event the Digital Colony Representative delivers the Issue Notice described in Section 15(b)(ii) and no Wafra Participation Buyer has elected to exercise its rights set forth in Section 15(b)(iii) within the Election Period, the Company or its Subsidiary proposing to issue New Company Interests pursuant to such Issue Notice will have one hundred twenty (120) days from the end of the Election Period to sell all such New Company Interests at a price and upon terms no more favorable to the purchasers thereof than the

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price and terms specified in the Issue Notice. In the event the Company or such Subsidiary has not sold all such New Company Interests within said one hundred twenty (120) day period, then the Company or such Subsidiary will not thereafter issue or sell any New Company Interests without first offering such New Company Interests to each Wafra Participation Buyer the manner provided herein.
(vii)    Cooperation. Each Wafra Participation Buyer and each Colony Party shall cooperate in good faith to effect such transaction in such a manner so as to minimize any adverse legal, regulatory or tax consequences to such Wafra Participation Buyer and the Company or such Subsidiaries and to minimize the Parties’ obligations to obtain any consents from a third party or Governmental Authority.
(viii)    Impracticability. Notwithstanding the foregoing, in the event that a reasonable business need makes it impracticable to provide the Wafra Participation Buyer(s) notice and implement the procedures required to be implemented hereunder in accordance with this Section 15(c), the Company or its Subsidiaries may issue and sell New Company Interest without first complying with the terms of this Section 15(c) as such business need and impracticability is determined by the GP; provided, that as promptly as reasonably practicable (and no later than thirty (30) days following such issuance or sale) (i) the purchasers of such New Company Interests shall offer to sell to each applicable Wafra Participation Buyer the portion of such purchased New Company Interests that equals such Wafra Participation Buyer’s Pro Rata Portion of such New Company Interests or (ii) the Company and its Subsidiaries shall offer to issue an incremental amount of New Company Interests to each Wafra Participation Buyer sufficient to constitute such Wafra Participation Buyer’s Pro Rata Portion of such New Company Interests had the Company complied with this Section 15(c), in each case, at a purchase price no more, and on terms no less, favorable to such Wafra Participation Buyers than those applicable to such purchasers, using a process substantially similar to that set forth in this Section 15(c); provided, further, that any such New Company Interests issued or sold to a Wafra Participation Buyer pursuant to this Section 15(c)(viii) shall entitle such Wafra Participation Buyer to retroactively receive the economics with respect to such New Company Interests accruing from and after the date of the initial issuance.
(d)    Anti-Dilution Protection. Without limitation of the provisions set forth in Section 15(a) or Section 15(b), until July 17, 2022, each Wafra Participation Buyer’s Ownership Interest will be subject to anti-dilution protection on a full ratchet basis in connection with any issuances or secondary sales of Ownership Interests to any Third-Party Purchaser at a lower valuation than the implied valuation of such Ownership Interests as of the date of this Agreement as a result of the completion of the Contemplated Transactions, and the Company and its Subsidiaries shall take, and CCOC shall cause the Company and its Subsidiaries to take, any action to afford such protection, including by way of example, (i) refunding in cash to such Wafra Participation Buyer the difference between the total price directly or indirectly paid by such Wafra Participation Buyer for its Ownership Interests and the total price paid by such third party (calculated as if such third party had purchased such Wafra Participation Buyer’s Ownership Interests for such price and taking into account such Wafra Participation Buyer’s Specified Percentage of the Ownership Interests) for the purchase by it of equity interests in the Company or its Subsidiaries, or (ii) equitably increasing such Wafra Participation Buyer’s Specified Percentages as if such Wafra Participation Buyer had purchased additional Ownership Interests at such lower valuation.

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Section 16.    New Colony Party. Subject to the restrictions on Transfers provided herein, to the extent of any assignment or Transfer by a Colony Party or CCOC to another Person, then CCOC shall cause such Person to execute and deliver to the Parties a joinder to this Agreement, and upon such execution to become a party to, and be bound by, the terms of this Agreement as “CCOC”, a “Colony Party” or “Colony Capital” hereunder, as applicable.
Section 17.    Confidentiality. The Parties agree that this Agreement and its contents, and any information provided or accessed hereunder are Confidential Information pursuant to the DCMH Investor Rights Agreement.
Section 18.    Indemnification.
(a)    Indemnification by the Digital Colony Funds. CCOC shall take all commercially reasonable actions within its control to cause the general partner (or comparable Person) of each future Digital Colony Fund to enter into Organizational Documents for each future Digital Colony Fund that contain indemnification provisions substantially similar, to those set forth in the Organizational Documents of Fund I as of the date of this Agreement, as such terms may be reasonably modified, based on the advice of external counsel, for any Digital Colony Fund organized under the laws of a jurisdiction other than the State of Delaware (the “Indemnification Arrangement”). In the event the Company believes, due to legal, commercial, regulatory or other reasons, that the general partner (or comparable Person) of a future Digital Colony Fund will not be able to implement the Indemnification Arrangement, the Company will consult in good faith with the Wafra Representative; provided, that in all cases, the Wafra Entities and Wafra Indemnified Parties shall have the same rights to indemnification as the comparable members of the Colony Capital Group and any Digital Colony Indemnitee. Such indemnification provisions shall provide rights to contractual rights holders and their personnel and equityholders to account for the nature of the Ownership Interests
(b)    Indemnification by the Company. Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (a “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) on behalf of the Company or its Subsidiaries or at the direction of the Company or its Subsidiaries. Notwithstanding the foregoing, an Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 18 shall be made only out of the assets of the Company, it being agreed that the owners of Ownership Interests shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. Any right to indemnification conferred in this Section 18 shall include a right

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to be paid or reimbursed promptly by the Company for any and all reasonable and documented out-of-pocket expenses as they are incurred by a Indemnitee entitled or authorized to be indemnified under this Section 18 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, that the payment of such expenses incurred by any such Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnitee of its good faith belief that he has met the requirements necessary for indemnification under this Section 18 and a written undertaking by or on behalf of such Indemnitee to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 18 or otherwise.
(c)    Other Rights. The indemnification provided by this Section 18 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the owners of Ownership Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    Insurance. The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    Benefit. The provisions of this Section 18 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(f)    Amendment. Any amendment, modification or repeal of this Section 18 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 18 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(G)    APPLICATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 18(b), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 18 ARE INTENDED BY THE OWNERS OF OWNERSHIP INTERESTS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

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Section 19.    Term; Termination.
(a)    Term. Unless earlier terminated pursuant to paragraph (b) below, this Agreement shall remain in full force and effect unless and until terminated by the mutual written consent of each of the Parties hereto.
(b)    Termination. This Agreement shall be automatically terminated upon the occurrence of either of (i) the exercise by the Wafra Representative of its Redemption Right on the terms and conditions set forth in the DCMH Investor Rights Agreement or the Redemption Right set forth in Section 8 (Redemption Rights), or (ii) the exercise by DCMH of the CFIUS Redemption Right on the terms and conditions set forth in the Investment Agreement.
Section 20.    Miscellaneous.
(a)    Severability. The invalidity, illegality or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality and enforceability of the remaining provisions of this Agreement. In addition to the foregoing, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction.
(b)    Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING CONFLICT OF LAW RULES AND PRINCIPLES).
(c)    Dispute Resolution. Without limiting the rights of any Party under paragraph (d) below, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

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(d)    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that such Party shall oppose the granting of an injunction or specific performance as provided herein on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
(e)    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date delivered, if delivered by facsimile or email (provided, that notice is also sent by one of the methods described in clauses (a), (c) or (d), (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested)) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 20(e) (Notices)):
If to the Wafra Participation Buyer:
c/o Wafra, Inc.
345 Park Avenue, 41st Floor
New York, NY 10154-0101
Attn:     Russell J. Valdez
Fergus Healy
E-mail:     altlegalnotices@wafra.com
With copies to (which shall not constitute notice):
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Andrew Colosimo; Shant Manoukian
Fax: (212) 859-4000
Email: andrew.colosimo@friedfrank.com;
shant.manoukian@friedfrank.com

If to CCOC, the GP or the Company:
c/o Colony Capital, Inc.
515 S. Flower Street, 44th Floor
Los Angeles, CA 90071
Attn: Director, Legal Department
Email: legal@clny.com

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With copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attention: Alison S. Ressler
Fax: (310) 712-8800
Email: resslera@sullcrom.com
Any Digital Colony Consent may be obtained by any Wafra Entity hereunder from the Digital Colony Representative on behalf of all Colony Parties or by any other Colony Party on behalf of all Colony Parties which such Colony Party Controls.
(f)    Amendments; Waiver. Any amendment, waiver or variation of this Agreement shall not be binding on the Parties unless it is agreed in writing and signed by the Wafra Representative (on behalf of the Wafra Participation Buyer) and the Digital Colony Representative (on behalf of the Colony Parties). The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.
(g)    Third Party Beneficiaries. No Person other than the Parties shall be entitled to any benefits under the Agreement, except as otherwise expressly provided herein; provided, that notwithstanding anything to the contrary in this Agreement, the parties specifically acknowledge and agree that the Indemnitees shall be third party beneficiaries of the provisions of Section 18, and shall be entitled to rely upon and enforce the terms of such provisions of Section 18.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same document. Any signature required for the execution of this Agreement may be in the form of either an original signature or a facsimile or other electronic transmission bearing the signature of any Party to this Agreement. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile or other electronic transmission.
(i)    Entire Agreement; Amendments; Further Assurances. This Agreement, together with the Exhibits and Schedules hereto, the Ancillary Agreements and other written agreements executed in connection herewith or therewith, supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, and constitutes the complete agreement and understanding among the Parties unless modified in a writing signed by all of the Parties. If any of the provisions of this Agreement are found to conflict with or otherwise be inconsistent with any of the provisions of any Ancillary Agreement (including for this purpose any current or future Contract in connection with any Specified Investment, Warehouse Investment, Identified Sponsor Commitment or otherwise contemplated by the Ancillary Agreements) other

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than the Investment Agreement and the Carry Investment Agreement (except as otherwise expressly provided herein), the provisions of this Agreement shall prevail. In the event of any conflicts between the terms of this Agreement, on the one hand, and the Digital Colony Fund I Fund Documentation, Fund I Specified Investment Agreement and/or the Purchaser Side Letter, on the other hand, the provisions of Section 9, Section 10, Section 11, Section 12, Section 13 and Section 14 of this Agreement shall prevail with respect to the Transfer of any Sponsor Commitments and Identified Sponsor Commitments. In the event of a conflict between the terms and conditions of this Agreement and the Investment Agreement or the Carry Investment Agreement, the terms and conditions of the Investment Agreement and/or the Carry Investment Agreement, as applicable, shall control in all respects. CCOC shall cause any applicable general partner or managing member of any Digital Colony Fund or Digital Colony Company to comply with the provisions of Section 9, Section 10, Section 11, Section 12, Section 13 and Section 14 of this Agreement to the extent of any conflict with respect thereto between the Fund Documentation and the rights related to the CFIUS Redemption Right pursuant to Annex A of the Investment Agreement. Each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as are necessary to carry out the provisions contained in this Agreement and the Ancillary Agreements. Upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to the extent necessary to effectuate the purposes of this Agreement and the Ancillary Agreements. CCOC shall cause each Digital Colony Company that is not a Party to comply with any applicable obligations and perform any applicable covenants as set forth in this Agreement.
(j)    Tax Treatment. For United States federal (and applicable state, local and non-U.S.) income tax purposes, the Parties agree to treat (i) the transactions contemplated in this Agreement in respect of the Carried Interest as (A) if the Company is treated as a disregarded entity for U.S. federal income tax purposes immediately prior to Closing, a transaction described in Revenue Ruling 99-5 (Situation 1), and (B) if the Company is treated as a partnership for U.S. federal income tax purposes immediately prior to Closing, resulting in the acquisition by the Wafra Participation Buyer of an equity interest in the Company, (ii) the Company as a “partnership” within the meaning of Section 761(a) of the Code and each of the Wafra Participation Buyer, CFI RE Holdco and the GP as a “partner” in the Company within the meaning of Section 761(b) of the Code, (iii) this Agreement (together with Annex A), as a modification to the Partnership Agreement and as included in the Partnership Agreement for purposes of Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c), and (iv) any payments made under Section 2 of this Agreement as distributions by the Company under Section 731, and the Parties shall not take any position inconsistent with such treatment (on any tax return or otherwise), except as required by a final “determination” (as defined in Section 1313(a) of the Code). For the avoidance of doubt, other than with respect to the tax treatment described in this Section 20(j) (Tax Treatment) and Annex A hereto, the Wafra Participation Buyer is not a partner, member or other equityholder of the Company and shall not, by virtue of this Agreement or otherwise, be entitled to (x) any governance or voting rights in respect of the Company or (y) without limiting its right to receive the payments described in Section 2(a) (Revenue Share), and Section 8(a) (Payment of Redemption Amount) of this Agreement, any distributions from the Company.

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(k)    Headings. The table of contents and all Section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
(l)     Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties hereto agrees to pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, including, the fees and expenses of counsel to, and other representatives of, such Party (collectively, “Transaction Expenses”); provided, that notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, CCOC covenants and agrees that the Wafra Participation Buyer shall not directly or indirectly bear any portion of the Transaction Expenses for which any Digital Colony Company is responsible hereunder by virtue of such Wafra Participation Buyer’s Ownership Interest in the Company and its Subsidiaries including, for the avoidance of doubt, the costs and expenses of the Buyer Insurance Policy (as defined in the Investment Agreement). Any future Digital Colony Fund shall bear all costs and expenses as provided for in the offering documents of such Digital Colony Fund, including all costs related to the establishment of such Digital Colony Fund; provided, that the Wafra Participation Buyer shall bear its proportionate share of the organizational and operational expenses any Digital Colony Fund in which it (or another Wafra Entity) invests or participates through a general partner commitment.
(m)    No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties herein and then only with respect to the specific obligations set forth herein with respect to such Parties. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the Contemplated Transactions.
(n)    Assignment. Subject to the restrictions on Transfers provided herein, this Agreement shall inure to the benefit and be binding on the Parties hereto and their respective Transferees, successors and permitted assigns. Except for Transfers in accordance with this Agreement, neither this Agreement, nor any of the rights, benefits or obligations hereunder, may be assigned by any Party without the consent of the other Parties hereto. For the avoidance of doubt, in connection with Transfers in accordance with this Agreement, the Wafra Participation Buyer shall be entitled to assign this Agreement and any of the Wafra Participation Buyer’s rights, benefits and obligations hereunder. Any purported assignment or other Transfer without such consent shall be void and unenforceable. Any Person who desires to become a Party to this Agreement in connection with any Transfer or otherwise in accordance with this Agreement shall, and the applicable Transferor or assignee of such Person shall cause such Person to, execute and deliver to the Parties a joinder agreement, and upon such execution and delivery become a Party to, and bound by the terms of, this Agreement. The Wafra Representative and the Wafra Participation Buyer shall have the right to exercise any of their rights hereunder individually and in part and with respect to

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themselves only or with respect to themselves, to the extent (i) permitted by an agreement among such Parties and (ii) the Party or Parties exercising such rights hereunder would otherwise have the right to exercise such rights but for this Section 20(n) (Assignment).
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

WARA PARTICIPATION BUYER:

W-CATALINA (C) LLC

By	/s/ Fergus Healy
	Name:	Fergus Healy
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

W-CATALINA (S) LLC

By	/s/ Fergus Healy
	Name:	Fergus Healy
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Colony DCP (CI) Bermuda, LP
By: Colony DCP (CI) GP, LLC
Its:	General Partner

By	/s/ Donna Hansen
	Name:	Donna Hansen
	Title:	Vice President

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Colony Capital, Inc.

By	/s/ Donna Hansen
	Name:	Donna Hansen
	Title:	Vice President

Colony DCP (CI) GP, LLC

By	/s/ Donna Hansen
	Name:	Donna Hansen
	Title:	Vice President

Colony Capital Operating Company, LLC

By	/s/ Donna Hansen
	Name:	Donna Hansen
	Title:	Vice President

[Signature page to Carried Interest Participation Agreement]

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ANNEX A
1.    General Provisions.
a.    The economic arrangement among the Parties hereto in respect of the Carried Interest is embodied in the Carried Interest Participation Agreement and this Annex shall not be construed in a manner that is contrary to such arrangement, it being understood that this Annex shall govern solely the tax consequences and tax related matters of such arrangement.
b.    Any termination of the Carried Interest Participation Agreement or Transfer of any Party’s rights and obligations under the Carried Interest Participation Agreement shall not affect the continuing application of the provisions of this Annex, and those provisions providing for the resolution of all matters regarding U.S. federal income tax reporting. The provisions of this Annex shall inure to the benefit of, and be binding upon, the Wafra Participation Buyer, CFI RE Holdco and the GP and their successors and assigns.
c.    Capitalized terms used in this Annex that are not otherwise defined in the Agreement have the meanings given to them in the Partnership Agreement.
2.    Certain Definitions. For the purposes of this Annex and the Partnership Agreement, the following terms shall have the following meanings.
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, or portion thereof, after giving effect to the following adjustments:
(a)    Credit to such Capital Account any amounts which such Partner is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and
(b)    Debit to such Capital Account the items described in Treasury Regulations Sections 1.704 l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Capital Account” shall have the meaning ascribed to such term in Section 5.1 of the Partnership Agreement, as amended by this Annex A.
“Capital Contributions” shall mean with respect to any Partner, the amount of cash and the fair market value (on the date contributed) as determined by the GP of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Partner (or its predecessors in interest) with respect to the interest in the Company held by such Partner.

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“Carried Interest Participation Agreement” means that certain Carried Interest Participation Agreement to which this Annex is attached.
“Distributions” shall mean distributions made by the Company to Partners within the meaning of Section 731, including, for the avoidance of doubt, payments made to the Wafra Participation Buyer under Section 2(a) of the Carried Interest Participation Agreement.
“Partner” shall mean a Person that is treated as a partner of the Company for U.S. federal income tax purposes. For the avoidance of doubt, as a result of the transactions contemplated in the Carried Interest Participation Agreement, the Wafra Participation Buyer will be treated as a Partner of the Company.
“Percentage Interests” shall mean (a) with respect to the Wafra Participation Buyer, the Specified Percentage, and (b) with respect to CFI RE Holdco (or, if CFI RE Holdco is a disregarded entity for U.S. federal income tax purposes, its regarded owner), 100% minus the Specified Percentage.
“Regulatory Allocations” shall have the meaning ascribed to such term in Section 5.3(e) of the Partnership Agreement, as amended by this Annex A.
3.    Amendments to the Partnership Agreement. The Partnership Agreement is hereby amended by adding the following as a new Article 5.
5.    Capital Accounts and Tax Allocations
5.1    Capital Accounts.
5.1.1    Each Partner shall have a single book capital account which reflects each Partner’s Capital Contributions to the Company (a “Capital Account”) and a single tax capital account which reflects the adjusted tax basis of the Capital Contributions contributed by each Partner to the Company. Each Capital Account and tax capital account shall also reflect the allocations made pursuant to Section 5.1.2 and Section 5.2, Distributions, and otherwise be maintained and adjusted in accordance with Code Section 704 and the principles set forth in Regulations Sections 1.704-1(b) and 1.704-2.
5.1.2    After application of Section 5.2, any remaining net profits or losses of the Company for the taxable year (or items of income, gain, loss or deduction) shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, and after taking into account Distributions made during such taxable year, or portion thereof it, as nearly as possible, equal (proportionately) to (a) the Distributions that would be made to such Partner in a hypothetical liquidation of the Company as of the close of such year (assuming for purposes of such hypothetical liquidation that all the assets of the Company are sold at prices equal to their gross fair market values at the time of their contributions to the Company (and as adjusted as necessary or appropriate to reflect

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the relative economic interests of the Partners in the Company, as determined in good faith by the GP and approved by all Partners, and adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) and the net proceeds thereof are distributed to the Partners in accordance with their Percentage Interests after the payment of all Company liabilities were satisfied (limited, in the case of recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities)), minus (b) any amounts that the Partner is deemed obligated to restore under Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5). For the avoidance of doubt, the allocations of Company items of income, gain, deduction, loss or credit are intended to achieve the economic arrangement between the Partners as contemplated by Section 2(a) of the Carried Interest Participation Agreement.
5.2    Regulatory Allocations.
(a)    Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Partner that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i) and (ii) “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, of the Company shall be allocated to the Partners in accordance with their Percentage Interests.
(b)    This Agreement hereby includes “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Partners on a priority basis to the extent and in the manner required by such provisions.
(c)    To the extent that items of loss or deduction otherwise allocable to a Partner hereunder would cause such Partner to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such items of loss or deduction relate (after taking into account the allocation of all items of income and gain for such taxable period), such items of loss or deduction shall not be allocated to such Partner and instead shall be allocated to the Partners in accordance with Section 5.1 as if such Partner were not a Partner.
(d)    If any Partner has an Adjusted Capital Account Deficit at the end of any taxable year, such Partner shall be specially allocated items of income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.2(d) have been made as if Section 5.2(c) and this Section 5.2(d) were not in this Agreement.
(e)    Any allocations required to be made pursuant to Section 5.2(a)-(d) of this Agreement (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other Regulatory Allocations) shall be taken into account,

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to the extent permitted by the Treasury Regulations, in computing subsequent allocations of net profits or net losses pursuant to Section 5.1 so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to each Partner pursuant to Section 5.1 had such Regulatory Allocations not occurred.
5.3    Tax Allocations. The allocations of Company items of income, gain, loss, or deduction for tax return and tax capital account purposes shall follow the principles of the allocations under Section 5.1, and recognizing the complexity of allocations for tax purposes, the GP shall have the authority to alter the Capital Account allocations and tax capital account allocations as reasonably necessary and as determined in good faith to effect the intended economic arrangement of the Partners as set forth in Section 2(a) of the Agreement. Notwithstanding the foregoing sentence, U.S. federal income tax items relating to any property that is contributed to the Company in which there is a difference between the basis of such property in the hands of the Company and the fair market value of such property at the time of its contribution shall be allocated among the Partners in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in a manner reasonably determined by the GP in good faith to take into account the difference between the fair market value and the tax basis of such contributed property as of the date of its contribution to the Company. If any asset of the Company is revalued in accordance with Treasury Regulations 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, deduction and credit with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its value in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder in a manner reasonably determined by the GP in good faith to take into account the difference between the fair market value and the adjusted tax basis of such asset. Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of net profits or losses and any other items or distributions pursuant to any provision of this Partnership Agreement.
4.    Certain Tax Covenants.
a.    Upon the request of any Wafra Participation Buyer in connection with any Transfer of an interest in the Company for U.S. federal income tax purposes, to the extent a valid election under Section 754 of the Code (and any corresponding provisions of state and local Law) may be made but is not in effect as of the taxable year in which such Transfer occurs with respect to the Company or any Subsidiary that is treated as a partnership for U.S. federal income tax purposes, the Company and each Subsidiary with respect to which such Wafra Participation Buyer has requested such election(s) be made shall make and maintain such election(s) for the taxable year of the Company or such Subsidiary that includes the date of such Transfer.
b.    The Colony Parties shall (i) use commercially reasonable efforts to obtain any exemption from, reduction in, or refund of, Taxes collected by way of withholding (or similar) imposed by any Taxing Authority (whether sovereign or local) with respect to amounts allocable to, received by, or distributable by the Company to the Wafra Participation Buyer (“Withholding Taxes”), (ii) notify the Wafra Participation Buyer of the amount of any Withholding Taxes imposed,

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(iii) to the extent the exemption from, reduction in, or refund of, Withholding Taxes is required to be applied for by the Wafra Participation Buyer, use commercially reasonable efforts to provide assistance upon the Wafra Participation Buyer’s reasonable request to enable the Wafra Participation Buyer to obtain any available reduction or refund of such Withholding Taxes, and (iv) provide the Wafra Participation Buyer with such information and documentation as it may reasonably request to enable it to seek any exemption from, reductions in, or refunds or credits of, Withholding Taxes to which it is entitled; provided, that the Wafra Participation Buyer shall reimburse the applicable Colony Parties for their reasonable out-of-pocket expenses attributable to obtaining any exemption from, reduction in or refund of Withholding Taxes of the Wafra Participation Buyer. For the avoidance of doubt, Withholding Taxes shall include Taxes imposed pursuant to Section 1471 or Section 1472 of the Code or any successor provision.
c.    The Colony Parties shall each use commercially reasonable efforts to ensure that each applicable Digital Colony Fund complies with any requirements of Sections 1471 or 1472 of the Code (including those set forth in Section 1471(b)(1) of the Code) (or any successor legislation) and any future Treasury or IRS guidance promulgated thereunder and any comparable provision of non-U.S. law that are necessary to avoid the imposition of withholding Taxes pursuant to Sections 1471(a) or 1472(a) of the Code. To the extent of any withholding Taxes imposed on an applicable Digital Colony Fund as a result of a “recalcitrant account holder” or non-compliant “foreign financial institution”, within the meaning of Section 1471(d) of the Code, such withholding Taxes shall be allocated to such recalcitrant account holders or non-compliant foreign financial institutions to the fullest extent possible.
d.    GP shall furnish to the Wafra Participation Buyer a U.S. Internal Revenue Service Schedule K-1 to Form 1065 (“IRS Schedule K-1”). The GP shall furnish to the Wafra Participation Buyer with respect to each year an estimated IRS Schedule K-1 or equivalent and applicable estimated state and local apportionment information by March 15 after the end of the taxable year, and a final IRS Schedule K-1 and final state and local apportionment information by August 1 after the end of the taxable year. Each Colony Party shall reasonably cooperate with the Wafra Participation Buyer upon reasonable request with respect to Tax matters attributable to such Wafra Participation Buyer’s interests in the Company.
e.    The Parties agree that the GP shall be designated as the “partnership representative” of the Company (within the meaning of Section 6223 of the Code) for each taxable year with respect to which the Wafra Participation Buyer owns an Ownership Interest and that the GP shall be bound by the same duties of good faith and fair dealing in its capacity as the “partnership representative” of the Company as would apply to a general partner of a Delaware limited partnership in which the Wafra Participation Buyer were a limited partner. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, if a Colony Party receives a notice of final partnership adjustment from the U.S. Internal Revenue Service to which the Partnership Audit Rules are applicable, the “partnership representative” of the Company shall cause the Company to (i) (x) consult in good faith with the Wafra Participation Buyer, and consider in good faith any requests made by the Wafra Participation Buyer, with respect to whether to cause the Company to elect the application of Section 6226 of the Code, with respect to any imputed underpayment arising from such adjustment, and (y) if the “partnership representative” elects the application of Section 6226 of the Code, (i) furnish to each partner of the Company a statement of such partner’s share (based

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on the year to which such adjustment relates) of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment) or (ii) use reasonable efforts to modify such imputed underpayment under Sections 6225(c)(3) and (4) of the Code, in each case with respect to any more than de minimis imputed underpayment arising from such adjustment, to the extent that such modifications are available (taking into account the tax status of the Wafra Participation Buyer and, if applicable, its direct or indirect owners, based on receipt of any needed information) and would reduce any Taxes payable by the Company with respect to the applicable imputed underpayment.  Any tax benefits resulting from any such modification and reduction shall, to the extent not prohibited under applicable Law, be allocated to the member to which the tax benefit relates. For the avoidance of doubt, to the extent that a Tax is imposed on, and paid by, the Company under the provisions of the Partnership Audit Rules, and such Tax is determined in good faith by the Company to be attributable to, or made on behalf of or in respect of, an equityholder of the Company (or one or more beneficial owners thereof), the Company shall (A) use best efforts to cause such Tax to be borne by such equityholder (or beneficial owner(s) thereof) and (B) in determining whether a Tax is so attributable, take into account the tax status of such equityholder (or beneficial owner(s) thereof). The provisions of this Section 4(d) shall also apply, mutatis mutandis, to the Subsidiaries of the Company that are treated as partnerships for U.S. federal income tax purposes in respect of the U.S. federal, state and local income tax matters. The GP shall (i) promptly provide the Wafra Participation Buyer with notice of any tax audit, investigation or proceeding with respect to the Company, in each case, that would reasonably be expected to an adverse effect on the Wafra Participation Buyer (each, a “Tax Proceeding”), (ii) keep the Wafra Participation Buyer reasonably informed regarding any such Tax Proceeding, (iii) provide copies of any material pleadings, briefs, petition, submissions and correspondence to the Wafra Participation Buyer in connection with such Tax Proceeding, and (iv) shall not settle or otherwise compromise (or fail to settle or otherwise compromise) any such Tax Proceeding if it would have a disproportionate, material and adverse effect on the Wafra Participation Buyer (including, for this purpose, where the Wafra Participation Buyer is a pass-through entity for tax purposes, any direct or indirect owners of the Wafra Participation Buyer that are special purpose vehicles and treated as corporations for U.S. federal income tax purpose) without the Wafra Participation Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
f.    Notwithstanding anything in an applicable Organizational Document to the contrary, in the event of a Transfer of Interests in the Company by the Wafra Participation Buyer, allocations between the Wafra Participation Buyer and the applicable Transferee of the distributive shares of the various items of the Company’s income, gain, loss, deduction and credit as computed for Tax purposes shall be allocated between the Wafra Participation Buyer and such Transferee on a closing of the books basis or such other proper basis as the Wafra Participation Buyer and such Transferee shall reasonably agree.
g.    The GP shall furnish to the Wafra Participation Buyer any information necessary for Tax and regulatory filings or elections or otherwise reasonably requested by such Wafra Participation Buyer.
h.    The Colony Parties and the Wafra Participation Buyer agree to cooperate in good faith with respect to structuring any future Digital Colony Fund, including structuring the incentive compensation with respect to such Digital Colony Fund, to the fullest extent permitted

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by Law and to the extent that it does not have an adverse impact on the Colony Parties other than in an immaterial manner, as an incentive allocation rather than a fee.
i.    In the event of a Transfer of an Interest in the Company by the Wafra Participation Buyer, the GP shall cause the Company to (i) to the extent the GP is legally able to do so, deliver a certificate pursuant to Treasury Regulations section 1.1445-11T, duly executed in accordance with the requirements of such Treasury Regulation and dated as of the date of such Transfer, certifying that either (A) 50% or more of the value of the gross assets of the Company does not consist of “United States real property interests” (within the meaning of Section 897(c) of the Code) or (B) 90% or more of the value of the gross assets of the Company does not consist of “United States real property interests” (within the meaning of Section 897(c) of the Code) plus “cash or cash equivalents” (within the meaning of Treasury Regulations section 1.1445-11T(d)(1)), (ii) to the extent it is legally able to do so, deliver any such information or certificates to the Wafra Participation Buyer and/or the applicable Transferee as would permit Tax withholding under Section 1446(f) of the Code (or any successor version thereof) to be reduced or eliminated; and (iii) reasonably cooperate with the Wafra Participation Buyer in reducing or eliminating any other applicable Tax withholding in connection with such Transfer; provided, that the Wafra Participation Buyer shall reimburse the GP for its reasonable out-of-pocket expenses incurred in connection with the foregoing.
j.    Any requirement of the Wafra Participation Buyer to provide information about any investor in the Wafra Participation Buyer pursuant to this Agreement or any applicable Ancillary Agreement relating to Taxes shall be, unless otherwise required by Law, subject to commercially reasonable confidentiality restrictions imposed by the Wafra Participation Buyer and the Wafra Participation Buyer shall only be required to use commercially reasonable efforts to provide any such information about any investor in the Wafra Participation Buyer.
k.    The parties hereto agree to treat the Company and each of the Company’s Subsidiaries that are Digital Colony Companies as a partnership or as a disregarded entity for U.S. federal income tax purposes and not to cause any such entities to elect to be, or otherwise be treated as, a corporation for U.S. federal income tax purposes.
l.    In the case of any investment by a Digital Colony Fund that the GP determines in its reasonable discretion is at the time of such investment (or, as part of such acquisition transaction, will become) a United States real property holding corporation (“USRPHC”) within the meaning of Section 897(c) of the Code, the GP agrees that it shall notify the Wafra Representative of such USRPHC status.  Upon the Wafra Representative’s request, the GP shall reasonably cooperate with the Wafra Representative in structuring any Wafra Participation Buyer’s beneficial interest in such investment in a manner reasonably intended to afford such Wafra Participation Buyer the benefits of Section 897(l) of the Code.
m.    Prior to a Digital Colony Fund making an investment outside of the United States, the general partner (or similar capacity) of that Digital Colony Fund shall obtain advice of tax counsel (or other tax advisors) that such investment should not cause the Wafra Participation Buyer to be subject to tax filing or tax payment obligations (including on income derived from such investment), other than filings required to obtain refunds of amounts withheld; provided, that the advice just described need only be obtained in respect of the first investment made in such jurisdiction

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by such Digital Colony Fund unless, subsequent to the date on which such advice was obtained, a change in law has occurred which could alter the advice. In the event the Wafra Participation Buyer becomes subject to income tax reporting requirements in any jurisdiction outside the United States in which the Company is engaged in activities which arise solely due to the Company’s or a Digital Colony Fund’s activities and for which the GP has actual knowledge, the GP shall reasonably promptly notify the Wafra Participation Buyer.

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